Form 10-K, Exhibit 13
period 1995-12-31
CITI BANCSHARES INC
filed 1996-04-01
CIK 715991

                                   EXHIBIT 13

Portions of 1995 Annual Report to Shareholders Incorporated by Reference into the Annual Report on Form 10-K for the year ended December 31, 1995


(Dollars in thousands except per share data)      1995         1994       1993          1992            1991
FOR THE YEAR
Net interest income                             $ 17,516      $ 17,139  $ 15,714       $14,351       $11,582
Provision for loan losses                            255           600     1,075         1,400         1,004
Noninterest income:
  Investment securities gains
   (losses)                                          (74)         (168)      445         1,117           696
  Other                                            2,292         2,173     2,128         1,968         1,562
Noninterest expenses                              10,533        10,457     9,897         9,326         8,254
Income before income taxes                         8,946         8,087     7,315         6,710         4,582
Income taxes                                       2,376         2,082     1,842         1,777         1,079
Income before cumulative
  effect of accounting change                      6,570         6,005     5,473         4,933         3,503
Change in accounting principle                                               255
Net income                                         6,570         6,005     5,728         4,933         3,503
Core earnings (3)                                  9,258         8,865     8,015         7,015         4,901

FINANCIAL HIGHLIGHTS
Per share data (1):
    Net income                                  $   1.62      $   1.48  $   1.41       $  1.22       $  0.86
    Cash dividends
      declared:  Common                         $   0.44      $   0.35  $   0.31       $  0.28       $  0.20
    Book value before
      adjustment for
      unrealized gains
      (losses)
      on certain
      securities                                   10.51          9.34      8.20          7.10          6.14
    Adjustment for
      unrealized gains
      (losses) on certain
      securities                                     .94          (.95)      .89
    Book value                                     11.45          8.39      9.09          7.10          6.14
Dividends to net income                             27.1%         23.7%     21.9%         23.0%         23.3%

AT YEAR END
Assets                                          $479,959      $432,828  $410,908    $  377,247     $ 346,079
Investment securities                            220,278       206,547   206,527       182,836       173,527
Net loans                                        223,570       195,958   176,110       158,704       144,553
Deposits                                         416,884       388,867   364,275       342,864       309,583
Shareholders' equity
  before adjustment for
  unrealized gains
  (losses) on certain
  securities                                      42,586        37,796    33,208        28,784        24,986
Adjustment for
  unrealized gains
  (losses) on certain
  securities (4)                                   3,826        (3,820)    3,586             0             0
Shareholders' equity                            $ 46,412      $ 33,976   $36,794       $28,784      $ 24,986
Performance Ratios:
  Return on
    average assets                                  1.44%         1.42%     1.47%         1.36%         1.09%
  Return on
    average equity                                 15.26%        17.08%    18.52%        18.40%        15.17%
Net interest margin (2)                             4.36%         4.64%     4.58%         4.51%         4.10%
Average equity to
  average assets                                    9.44%         8.32%     7.92%         7.38%         7.16%


(1) Per share data has been restated for stock splits and stock dividends.
(2) On a tax equivalent basis.
(3) Income before income taxes excluding the provision for loan losses, securities gains or losses, expenses associated with acquisition and disposition of foreclosed properties, and cumulative effect of change in accounting principles.
(4) The adjustment for unrealized gains on certain securities results from the application of FASB No. 115, as described in Notes 1 and 2 to the consolidated financial statements.

                                Financial Review

                   1995 MANAGEMENT'S DISCUSSION AND ANALYSIS


     The following discussion and analysis is designed to provide a better understanding of the significant factors related to the Company's results of operations and financial condition. Such discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, and the Financial Highlights provided on page 5 of this report.

Overview of Operations
     Net income for 1995 totalled $6,570,000 or $1.62 per share compared with $6,005,000 or $1.48 per share in 1994 and $5,728,000 or $1.41 per share in
1993. Earnings were aided by continued strong asset quality, growth in net earning assets, good overhead control and reduced FDIC insurance premiums. Return on average assets was 1.44 percent and return on average shareholders' equity was 15.26 percent for 1995, compared to the prior year's results of 1.42 percent and 17.08 percent, respectively, and 1993's results of 1.47 percent and
18.52 percent, respectively.
     Core earnings (income before income taxes, excluding the provision for loan losses, securities gains and losses, expenses associated with acquisition and disposition of foreclosed properties and cumulative effect of change in accounting principles) also showed strong improvement with a return on average assets from core earnings of 1.99 percent and a return on average equity (net of FASB No. 115 capital) from core earnings of 20.86 percent.

                                    TABLE 1



    CONDENSED INCOME STATEMENT
    AS A PERCENT OF AVERAGE ASSETS
    (Tax Equivalent Basis)

                                                       1995   1994    1993
    -------------------------------------------------------------------------
    Net interest income                               4.16%   4.39%   4.33%
    Provision for loan losses                         (.06)   (.14)   (.28)
    Noninterest income:
       Investment securities gains (losses)           (.02)   (.04)    .11
       Service charges on deposit accounts             .26     .26     .30
       Other income                                    .24     .26     .25
    Noninterest expenses                             (2.30)  (2.48)  (2.53)
                                                     -----   -----   -----
    Income before income taxes                        2.28    2.25    2.18
    Provision for income taxes including
       tax equivalent adjustment                      (.84)   (.83)   (.78)
    Cumulative effect of change in method
       of accounting for income taxes                  .00     .00     .07
                                                     -----   -----   -----
       NET INCOME                                     1.44%   1.42%   1.47%
                                                     =====   =====   =====


Results of Operations
Net Interest Income
     Net interest income, on a fully tax equivalent basis (TEB), totalled $18,976,000 for 1995, an increase of $416,000 or 2.24 percent from the Company's year-earlier performance. The net interest spread decreased during 1995. The average cost of interest-bearing liabilities increased from 3.55 percent during 1994 to 4.41 percent during 1995, while the average yield on earning assets increased from 7.75 percent during 1994 to 8.16 percent during 1995. The increase in average interest cost outweighted the increase in interest earned on earning assets in 1995. This scenario resulted in a decrease in the net interest income/yield from 4.64 percent in 1994 to 4.36 percent during 1995. Current forecasts indicate an easing in margins during 1996 from these levels.
     As a percent of average earning assets, net interest margin (TEB) was 3.90 percent in the fourth quarter, compared to 3.90 percent in the third quarter,
3.96 percent in the second quarter and 3.85 percent for the first quarter of this year and 4.64 percent for the fourth quarter in 1994.
     Average earning assets for 1995 increased $34,925,000 or 8.72 percent compared to prior year as a result of increased loans and investment securities with the increase in deposits during 1995. Average loan balances have increased $25,965,000 or 13.89 percent from the prior year to $212,933,000, while average investment securities increased $4,145,000 or 2.00 percent to $211,570,000.
For the year ended December 31, 1995, average loans represented 48.92 percent of average earning assets compared to 46.70 percent for 1994. While loan yields increased 75 basis points, investment security yields increased only 2 basis points, resulting in an overall yield increase of 41 basis points from 7.75 percent in 1994 to 8.16 percent. During 1995, the Bank changed its prime rate three times beginning and ending at 8.5%. In 1994, the prime rate changed five times from 6% to 8.5%. The Bank did not change its prime rate during 1993.

                                    TABLE 2

CHANGES IN AVERAGE EARNING ASSETS

(Dollars in thousands)


                               Increase/(Decrease)     Increase/(Decrease)
                               -------------------     -------------------
                                1995 vs.      1994        1994  vs.    1993
     -----------------------------------------------------------------------
     Investment securities:
        Taxable ...........        $556         .3%      $8,899        5.8%
        Nontaxable ........       3,589         8.1      11,822        36.4
     Federal funds sold
        and other short-
        term investments ..       4,815        80.9     (5,614)      (48.5)
     Loans, net ...........      25,965        13.9      16,391         9.6
                                -------                 -------
           TOTAL ..........     $34,925        8.7%     $31,498        8.5%
                                =======                 =======


                                    TABLE 3


RATE / VOLUME ANALYSIS (ON A TAX EQUIVALENT BASIS)
Amount of Increase (Decrease) (Dollars in thousands)

                                                               1995 vs. 1994                     1994 vs. 1993
                                                        --------------------------       ----------------------------
                                                              Due to Change in:               Due to Change in:
                                                        Volume       Rate      Total     Volume     Rate        Total
- ----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Investment securities:
  Taxable ............................................  $   26     $  187     $  213     $  647     $(705)    $  (58)
  Nontaxable .........................................     338       (198)       140      1,265      (565)       700


Federal funds sold and other short-term investments ..     193        205        398       (168)       59       (109)
Loans ................................................   2,145      1,586      3,731      1,311       489      1,800
                                                        ------     ------     ------     ------     -----     ------
    TOTAL INTEREST INCOME ............................   2,702      1,780      4,482      3,055      (722)     2,333
                                                        ------     ------     ------     ------     -----     ------
INTEREST EXPENSE
Interest-bearing demand ..............................     (45)        95         50        128       (72)        56
Savings and money market .............................    (513)       208       (305)        (6)     (136)      (142)
Money market accounts ................................   2,055      2,047      4,102        684        10        694
Federal funds purchased and securities sold
  under agreement to repurchase ......................      94        125        219         21        40         61
                                                        ------     ------     ------     ------     -----     ------

    TOTAL INTEREST EXPENSE ...........................   1,591      2,475      4,066        827      (158)       669
                                                        ------     ------     ------     ------     -----     ------
    NET INTEREST INCOME ..............................  $1,111     $ (695)    $  416     $2,228     $(564)    $1,664
                                                        ======     ======     ======     ======     =====     ======

                                    TABLE 4

     CHANGES IN AVERAGE
     INTEREST-BEARING LIABILITIES
     (Dollars in thousands)
- -----------------------------------------------------------------------------
                               Increase/(Decrease)     Increase/(Decrease)
                                1995   vs.    1994      1994   vs.   1993
                                ------------------      -----------------
     Interest-bearing
        demand ............    $ (2,230)       (4.1)%   $ 5,976       12.2%
     Savings and money
        market ............     (20,047)      (17.5)        228         .2
     Time deposits ........      43,907        24.8      14,648        9.0
     Securities sold under
        agreements to
        repurchase ........       2,694        61.8         829       23.5
        TOTAL .............     $24,324       12.2%     $21,681        6.6%


For the years ended December 31, 1995 and 1994, Table 3 discloses the increases and decreases in net interest income attributable to changes in the volume and rates of individual earning assets and interest-bearing liabilities. The balances of nonaccruing loans are included in average loans outstanding.

Like earning asset yields, the interest rates paid on interest-bearing liabilities increased. The 86 basis point climb from 3.55 percent one year ago to 4.41 percent was primarily a result of a shift into higher rate time deposits from interest-bearing demand and savings accounts and additional net growth in time deposits. The average balance for interest-bearing liabilities increased $24,324,000 or 6.94 percent to $375,005,000 in 1995 compared to 1994.
Table 4 shows the components comprising this increase.

Net interest income (TEB) totalled $18,976,000 for 1995, an increase of $416,000 or 2.24 percent from the prior year. Net interest income (TEB) as a percent of average earning assets was 4.36 percent in 1995 as compared to 4.64 percent for 1994.

Yields on earning assets declined in 1994 as a result of lower interest rates generally. The yield on earning assets declined 3 basis points from 7.78 percent to 7.75 percent for the year 1994 compared to 1993. Approximately $31,498,000 of earning assets were acquired primarily with cash received from increased deposits.

The decline in yields on average earning assets in 1994 was offset by a 3 basis point decrease in interest rates paid on average interest-bearing liabilities from 3.58 percent in 1993 to 3.55 percent in 1994. Reduced loan

                                    TABLE 5
THREE-YEAR SUMMARY

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES (1)
(Dollar in thousands)                                      1995                                           1994
- -----------------------------------------------------------------------------------------------------------------------------
                                           AVERAGE                          YIELD/        Average                     Yield/
                                           BALANCE       INTEREST           RATE          Balance       Interest      Rate
                                           ----------------------------------------------------------------------------------
ASSETS
Earning assets:
  Investment securities
     Taxable                                $   163,645     $  11,362      6.94%       $  163,089       $11,149        6.84%
     Nontaxable (1)                              47,925         4,320      9.01            44,336         4,180        9.43
                                            -----------     ---------                  ----------       -------
     TOTAL INVESTMENT SECURITIES                211,570        15,682      7.41           207,425        15,329        7.39

  Federal funds sold and other short-term
     investments                                 10,767           636      5.91             5,952           238        4.00
  Loans, net (2)                                212,933        19,179      9.01           186,968        15,448        8.26
                                            -----------     ---------                  ----------       -------
     TOTAL EARNINGS ASSETS                      435,270        35,497      8.16           400,345        31,015        7.75
                                            ============                               ==========

Allowance for loan losses                        (3,154)                                   (2,749)
Cash and due from banks                          11,093                                    11,254
Bank premises and equipment                       6,849                                     6,990
Other assets                                      6,264                                     6,625
                                            -----------                                ----------
     TOTAL ASSETS                               456,322                                   422,465
                                            ===========                                ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand                        52,829         1,158      2.19            55,059         1,108        2.01
  Savings and money market                       94,511         2,622      2.77           114,558         2,927        2.56
  Time deposits                                 220,611        12,370      5.61           176,704         8,268        4.68
  Federal funds purchased and securities
     sold under agreement to repurchase           7,054           371      5.26             4,360           152        3.49
                                            -----------     ---------                  ----------       -------
     TOTAL INTEREST-BEARING LIABILITIES         375,005        16,521      4.41           350,681        12,455        3.55

Demand deposits:
  Noninterest-bearing                            33,927                                    32,735
Other liabilities                                 4,330                                     3,894
                                            -----------                                ----------
     TOTAL LIABILITIES                          413,262                                   387,310

Shareholders' Equity                             43,060                                    35,155
                                            -----------                                ----------
      TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY                                $   456,322                                $  422,465
                                            ===========                                ==========

Interest expense as % of earning assets                                    3.80                                        3.11
Net interest income/yield on earnings assets                $  18,976      4.36%                        $18,560        4.64%

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES (1)
(Dollar in thousands)                                                  1993
- ------------------------------------------------------------------------------------------
                                                    Average                       Yield/
                                                    Balance      Interest          Rate
- ------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Investment securities
     Taxable                                      $ 154,190       $11,886           7.71%
     Nontaxable (1)                                  32,514         3,480          10.70
                                                  ---------       -------
     TOTAL INVESTMENT SECURITIES                    186,704        15,366           8.23

  Federal funds sold and other short-term
     investments                                     11,566           347           3.00
  Loans, net (2)                                    170,577        12,969           7.60
                                                  ---------       -------
     TOTAL EARNINGS ASSETS                          368,847        28,682           7.78

Allowance for loan losses                            (2,118)
Cash and due from banks                              10,760
Bank premises and equipment                           6,889
Other assets                                          6,218
                                                  ---------
     TOTAL ASSETS                                   390,596
                                                  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand                            49,083         1,052           2.14
  Savings and money market                          114,330         3,069           2.68
  Time deposits                                     162,056         7,574           4.67
  Federal funds purchased and securities
     sold under agreement to repurchase               3,531            91           2.58
                                                  ---------       -------
     TOTAL INTEREST-BEARING LIABILITIES             329,000        11,786           3.58

Demand deposits:
  Noninterest-bearing                                28,093
Other liabilities                                     2,578
                                                  ---------
     TOTAL LIABILITIES                              359,671

Shareholders' Equity                                 30,925
                                                  ---------
      TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY                                      $ 390,596
                                                  =========

Interest expense as % of earning assets                                             3.20
Net interest income/yield on earnings assets                                        4.58%

(1) The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans have been included in interest on loans.

demand and declining market interest rates permitted bank management to decrease the rates offered on demand accounts, savings, and money market accounts. Rates paid for time deposits declined 1 basis point during 1994. Average time deposits increased 9.04 percent to $176,704,000.

Provision for Loan Losses

Gross charge-offs in 1995 were $133,000 but this was offset by recoveries totalling $279,000 creating a net recovery position in 1995 of $146,000. This net recovery position, combined with good asset quality ratios, allowed Management to lower its 1995 provision for loan losses to $255,000, a reduction of $345,000 from the 1994 provision of $600,000. The net recoveries were primarily attributed to one real estate loan previously written down. See "Nonperforming Assets" and "Allowance for Loan Losses."

The Company's internal loan monitoring systems provide detailed monthly analysis of delinquencies, nonperforming assets, and potential problem loans, which are reviewed regularly by the Board of Directors.

Management and the Board determine the provision for loan losses which is charged to operations by constantly analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by estimating losses inherent in its portfolio. While the Company's policies and procedures used to estimate the monthly provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency (OCC), there exist factors beyond the control of the Company, such as general economic conditions both locally and nationally, which make management's judgment as to the adequacy of the provision necessarily approximate.

For the year ended December 31, 1994, the provision for loan losses was $600,000 compared to $1,075,000 for 1993. The 1994 reduction in the provision resulted from a decline in net charge-offs and delinquencies from the higher levels encountered in 1993 and 1992.

Noninterest Income

Table 6 shows the Company's noninterest income for the years indicated.

                                    TABLE 6

NONINTEREST INCOME


(Dollars in thousands)
                                   Year Ended                 % Change
                           ----------------------------   --------------------
                           1995       1994        1993    95/94     94/93
- ------------------------------------------------------------------------------
   Service charges on
     deposit accounts      $1,196     $ 1,107  $1,162      8.04%     (4.73)%
   Trust income .........     842         716     588     17.60      21.77
   Other income .........     254         350     378    (27.43)     (7.41)
   Investment securities
     gain (loss) ........     (74)       (168)    445    (55.95)   (137.75)
                           ------     -------  ------
        TOTAL ...........  $2,218     $ 2,005  $2,573     10.62%    (22.08)%
                           ======     =======  ======    ======     ======

     Noninterest income, excluding securities gains, increased as a result of increased income from trust income and service charges on deposit accounts, partially offset by decreased fee income from secondary market mortgages. These changes resulted from increased trust volume and increased pricing of certain trust services and increased volume of service charge activity.

     Securities transactions resulted in losses of $74,000 for the year ended December 31, 1995, compared to losses of $168,000 in 1994, or a total change of $94,000. Securities gains in 1993 were $445,000.



Noninterest Expenses
Table 7 shows the Company's noninterest expenses for the years indicated.

                                    TABLE 7

NONINTEREST EXPENSES


(Dollars in thousands)
                                          Year Ended               % Change
                             -------------------------------------------------
                                   1995      1994     1993     95/94    94/93
- ------------------------------------------------------------------------------
     Salaries and employee
       benefits ...........        $  5,528  $ 5,342  $ 5,045   3.5%     5.9%
     Occupancy expense                1,148    1,078    1,166   6.5     (7.5)
     Equipment expense                  961      911      756   5.5     20.5
     Stationery and supplies            351      356      273  (1.4)    30.4
     Advertising ..........             348      285      275  22.1      3.6
     Insurance, including
     regulatory assessments             452      891      836 (49.3)     6.6
     Postage ..............             229      195      170  17.4     14.7
     Taxes (other than
       payroll, real estate
       and income taxes)                266      205      206  29.8     (0.5)
     Directors' fees ......             269      265      266   1.5     (0.4)
     Trust Department expense           137      136      118   0.7     15.3
     Other expense ........             844      793      786   6.4      0.9
                                    -------  -------  -------
          TOTALS ..........         $10,533  $10,457  $ 9,897   0.7%     5.7%
                                    =======  =======  =======


Noninterest expenses increased in 1995 by $76,000 or .7 percent over 1994. This increase was primarily the result of an increase in salaries and employee benefits from $5,342,000 in 1994 to $5,528,000 in 1995, or 3.48 percent.
Salaries and employee benefits increased due to general salary increases, increased profit sharing payments that are related to bank performance and the related payroll taxes.

Occupancy expense increased by $70,000 in 1995 compared to 1994, or 6.49 percent. This increase is primarily due to slight rate increases in rent, utilities and property taxes, as well as the opening of the Spruce Creek Branch and Ocala loan production office in late 1995.

     FDIC deposit insurance premiums decreased to .04 per $100 on deposits from .23 per $100 deposits as a result of a change in the FDIC rate structure. The FDIC also issued a recapitalization refund on assessments paid for the second and third quarters of 1995. The Company received a $250,000 refund in 1995. The rate assessed on deposits depends on the capital adequacy and examination ratings imposed by governing bank regulatory authorities on individual financial institutions. Management anticipates that the rate its subsidiary bank will be assessed will be among the lowest based on these guidelines. At present, we anticipate our FDIC assessment in the first half of 1996 to be the regulatory minimum of $1,000.00.

     The increase in noninterest expenses in 1994 was attributable in part to a 5.89 percent growth in salaries and employee benefits, general salary increases and increased profit sharing payments that are related to bank performance and related increases in payroll taxes.

     FDIC deposit insurance premiums increased $55,000 or 6.57 percent in 1994 due to increased deposit balances. Other noninterest expenses increased slightly $7,000 or .9 percent in 1994.

Income Taxes

     Income taxes for the year 1995 were $2,376,000 or 14.12 percent above the $2,082,000 for 1994 which was 13.03 percent above the $1,842,000 in 1993.
The effective rate in 1995 was 26.56 percent and was 25.75 percent in 1994, and was 25.18 percent in 1993. The increase in rate reflects the decreased amount of tax-exempt interest income as a percent of total income in 1995 and 1994 compared to 1993.

Financial Condition

     The Company increased its assets 10.88 percent between December 31, 1995, and December 31, 1994, from $432,828,000 to $479,959,000. In comparison, the Company increased its assets 5.33 percent between December 31, 1993, and December 31, 1994.

Capital Resources

Table 8 summarizes the Company's capital position and selected ratios.

                                    TABLE 8

CAPITAL RESOURCES (1)


(Dollars in thousands)

December 31                            1995      1994      1993
- ----------------------------------------------------------------

 TIER 1 CAPITAL
   Common stock ..................  $     42   $    42    $     42
   Additional paid-in capital ....    11,208     11,208     11,208
   Retained earnings .............    32,128     27,338     22,750
   Treasury stock ................      (792)      (792)      (792)
                                    --------   --------   --------
   Total Tier 1 capital ..........    42,586     37,796     33,208
                                    --------   --------   --------
 TIER 2 CAPITAL
   Allowance for loan losses, as
   limited .......................     2,860      2,717      2,490
                                    --------   --------   --------
   Total Tier 2 capital ..........     2,860      2,717      2,490
                                    --------   --------   --------
 Total risk-based capital ........    45,446     40,513     35,698
                                    ========   ========   ========
 Risk-weighted assets ............  $228,275   $217,160   $202,706
                                    ========   ========   ========
 Tier 1 risk-based capital ratio       18.66%     17.41%     16.38%
 Total risk-based capital ratio ..     19.91      18.66      17.61
 Shareholders' equity to assets         8.87       8.73       8.08
 Average shareholders' equity to
   average total assets ..........      9.52%     8.32%       7.92%


(1) Amounts are exclusive of adjustments made to recognize fair value of certain securities in accordance with FASB No. 115 (see Notes 1 and 2 to consolidated financial statements).

The Company's capital increased by $12,436,000 at December 31, 1995 compared to year end 1994. Of this increase, $7,646,000 was attributable to the change in the adjustment to the unrealized (losses)/gains on certain securities required by Statement No. 115 of the Financial Accounting Standards Board, Accounting for Certain Investments in Debt and Equity Securities (see discussion of FASB No. 115 in the section on investment securities following and notes 1 and 2 to the consolidated statements following). Net income of $6,570,000 less dividends declared totalling $1,781,000 comprises the remainder of increase.

The Company's ratio of stockholders' equity to period end assets was 9.67 percent after the adjustment for FASB No. 115 and 8.99 percent excluding assets and capital attributed to FASB No. 115. The 8.99 percent at December 31, 1995 (net of FASB No. 115) compares to the year end 1994 ratio of 8.66 percent and the year end 1993 ratio of 8.95 percent.

Book value per common share outstanding was $11.45 per share with the adjustment for FASB No. 115 and $10.51 net of FASB No. 115 adjustment at December 31, 1995. Again, this compares to the book value per share at year end 1994 of $8.39 including FASB 115 adjustment and $9.34 net of FASB 115 adjustment. At year end 1993, book value per common share outstanding was $9.09 with FASB 115 adjustment and $8.20 without FASB 115 adjustment.

Loan Portfolio

     Table 9 shows total loans (net of unearned income) by category outstanding at the indicated dates.

                                    TABLE 9

LOANS OUTSTANDING


(Dollars in thousands)
December 31        1995         1994      1993      1992      1991
- ----------------------------------------------------------------------
Real estate        $185,394     $165,287  $145,461  $126,603  $109,766
Commercial, finan-
    cial and
    agriculture      20,203       13,447    13,141    14,130    18,630
Installment loans    21,368       20,218    19,998    19,658    17,827
                   --------     --------  --------  --------  --------
      TOTAL        $226,965     $198,952  $178,600  $160,391  $146,223
                   ========     ========  ========  ========  ========


     The Company makes substantially all of its loans to customers located within the three counties of Lake, Sumter and Marion. It has no foreign loans or highly leveraged transaction (HLT) loans.

     The increases in the Company's loan balances in 1995 are attributed to good growth in residential and commercial real estate loans. The Company also sold $780,000 in fixed rate mortgage loans in the secondary market this year.

     At December 31, 1995, the Company's portfolio of mortgage loan balances secured by residential properties amounted to $120,334,000 or 53 percent of total loans. Loans secured by commercial real estate totalled $66,285,000 or 29 percent of total loans. Most of the commercial real estate loans were made to local businesses and professionals secured by owner-occupied properties. Loans and commitments for 1-4 family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair market value of the property normally not exceeding 80 percent on the date the loan is made.

     Between December 31, 1994, and December 31, 1995, residential real estate mortgage loans increased $14,359,000 or 14 percent and commercial real estate mortgage loans increased $6,768,000 or 11 percent.

     Installment loans at December 31, 1995, showed an increase of $1,150,000 from year end 1994 excluding installment real estate loans. The Company's home equity line portfolio and consumer loan ARM's (included in real estate loans above) increased at year end by $86,000 and $520,000, respectively.

     Our Company believes that the local demand for residential real estate mortgages and service industry related loan demand will continue to be strong. This assumption is based on the continued migration of retirees moving to this market area to live.
                                    TABLE 10

LOAN MATURITY DISTRIBUTION


(DOLLARS IN THOUSANDS)

                                             Commercial,
                                             Financial &    Real
DECEMBER 31, 1995               Installment  Agricultural  Estate      Total
- ------------------------------------------------------------------------------
In one year or less .......      $ 5,978      $16,359   $138,180  $160,517
After one year but
  within five years:
     Interest rates are
     floating or adjust-
     able .................           20            0          0        20
  Interest rates are
     fixed ................       14,241        3,720     35,021    52,982
In five years or more:
  Interest rates are
     floating or adjustable            0            0          0         0
  Interest rates are fixed         1,129          124     12,193    13,446
                                 -------      -------   --------  --------
        TOTAL ................   $21,368      $20,203   $185,394  $226,965
                                 =======      =======   ========  ========


     The Company's market is primarily a residential area with relatively little commercial activity other than professional retail and service businesses serving local residents. Therefore, real estate mortgage lending (particularly residential properties) is expected to remain an important segment of the Company's lending activities. Exposure to market interest rate volatility, with respect to mortgage loans, is managed by attempting to match maturities and repricing opportunities for assets against liabilities, when possible. At December 31, 1995, approximately $90,773,000 or 40 percent of the Company's total real estate loans were adjustable rate 10-to 30-year residential mortgage loans (ARMs) that reprice based upon the one-year constant maturity United States Treasury Index plus a margin. Generally, the ARMs' interest rate adjustments are limited to two percent per annual and six percent over the life of the loan. Such ARMs may be originated at rates greater than the index rate, but below the total of the index rate and the margin for an initial period ending on the first adjustment date. All such loans are generally made to borrowers upon terms and conditions that would make such loans eligible for resale, after seasoning, under Federal National Mortgage Association (FNMA) or Federal Home Loan Mortgage Corporation (FHLMC) guidelines. ARM borrowers are qualified based upon the initial ARM loan interest rate plus 200 basis points and upon various debt service ratios of the borrower.

     Commercial lending activities are directed principally towards businesses whose demand for funds are within the Company's lending limits, such as small-to medium-sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured.

     The Company makes a variety of consumer loans for personal, family and household purposes including installment loans for automobiles, boats and home improvements. The Company also extends loans to automobile purchasers through dealers by the purchase of indirect loan contracts from the automobile dealers. The Company's indirect automobile lending risks have been reduced through screening and monitoring of a small number of dealers with whom the Company does business. The bank also had approximately $1,496,000 of unsecured credit card loans at December 31, 1995.

Second mortgage loans and home equity lines also are extended by the Company. No negative amortization loans or lines are offered at the present time. Terms of second mortgage loans include fixed rates for up to 10 years on smaller loans of $25,000 or less. Such loans are sometimes made for larger amounts, with a fixed rate, but with a balloon payment upon maturity not to exceed five years. The Company offers variable-rate second mortgage loans with terms of up to 15 years. Loan-to-value ratios for these loans generally do not exceed 80 percent of appraised value. Home equity lines are offered on a variable rate basis only and the maximum loan-to-value ratio for such loans is normally 80 percent of the appraised value when the loan is extended.

     The Company has commitments to make loans (excluding unused home equity and credit card lines) of $10,727,000 at December 31, 1995. The Company attempts to reduce its exposure to the risk of the local real estate market by making commercial real estate loans primarily on owner-occupied properties. The Company presently has 29 percent of its total loans in commercial real estate. The remainder of the real estate loan portfolio is residential mortgages to individuals, and home equity loans, which the Company considers less susceptible to adverse effects from a downturn in the real estate market, especially given the area's large percentage of retired persons. The Company's historical charge-off rates for real estate loans have been relatively low, with net recoveries of .09 percent for the year ended December 31, 1995.

Allowance for Loan Losses

     Table 11 provides certain information concerning the Company's allowances for loan losses for the years indicated.

     The allowance for loan losses was $3,395,000 at December 31, 1995, $401,000 higher than one year earlier. The ratio of the allowance for loan losses to total loans outstanding (net of unearned income) was 1.50 percent

                                    TABLE 11

SUMMARY OF LOAN LOSS EXPERIENCE

(Dollars in thousands)
Year Ended December 31                                          1995      1994      1993      1992      1991
- -------------------------------------------------------------------------------------------------------------
Allowance for loan losses
  Beginning balance ......................................  $  2,994  $  2,490  $  1,687  $  1,671  $  1,412
                                                            --------  --------  --------  --------  --------
  Provision for loan loss expense ........................       255       600     1,075     1,400     1,004
                                                            --------  --------  --------  --------  --------
  Gross loan charge-offs:
     Commercial, financial and agricultural ..............         1        55         0       545       254
     Installment .........................................       122        78        60        97       138
     Real estate .........................................        10        78       321       790       456
                                                            --------  --------  --------  --------  --------
       TOTAL CHARGE-OFFS .................................      (133)     (211)     (381)   (1,432)     (848)
                                                            --------  --------  --------  --------  --------
  Recoveries:
     Commercial, financial and agricultural ..............        28        59        33         0         2
     Installment .........................................        28         8        54        34        44
     Real estate .........................................       223        48        22        14        57
                                                            --------  --------  --------  --------  --------
       TOTAL RECOVERIES ..................................       279       115       109        48       103
                                                            --------  --------  --------  --------  --------
       ENDING BALANCE ....................................  $  3,395  $  2,994  $  2,490  $  1,687  $  1,671
                                                            ========  ========  ========  ========  ========
Loans outstanding at end of year* ........................  $226,965  $198,952  $178,600  $160,391  $146,223
Ratio of allowance for loan losses to loans outstanding at
  end of year ............................................      1.50%     1.51%     1.39%     1.05%     1.14%
Daily average loans outstanding* .........................  $212,933  $186,968  $170,577  $154,347  $136,118
Ratio of net charge-offs to average loans outstanding ....      (.07)%     .05%      .16%      .90%      .55%

* Net of unearned income
at December 31, 1995. The ratio was 1.51 percent at December 31, 1994. The allowance for loan losses as a percent of nonaccrual loans was 423.32 percent at December 31, 1995, compared to 595.23 percent at December 31, 1994. There were no accruing loans past due 90 days or more at December 31, 1995 or 1994.

     During 1995, the Company experienced net recoveries of $146,000, compared to net charge-offs of $96,000 one year earlier. The net recoveries of $145,000 were primarily attributable to the recovery of $200,000 on a loan previously written down at the direction of the O.C.C. in 1992. Net (recoveries) charge-offs as a percent of average loans outstanding were (.07) percent for 1995, the lowest percentage the Company has reported since 1988. Net installment loan losses were $94,000 in 1995, versus $70,000 in 1994. Commercial, financial and agricultural losses were $(27,000) (net recovery) and $(4,000) (net recovery), respectively, for the same periods. Real estate loan net recoveries were $213,000 in 1995. In 1994, real estate loan net charge-offs were $30,000.

     Table 12 summarizes the Company's allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.

                                    TABLE 12

ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)

Allowance Amount

December 31              1995     1994     1993    1992    1991
- ---------------------------------------------------------------
Commercial and
  financial loans     $  325     $  683  $  258  $  268  $  234
Real estate loans      2,954      2,201   1,897   1,214   1,253
Installment loans        116        110     335     205     184
                      ------     ------  ------  ------  ------
  TOTAL               $3,395     $2,994  $2,490  $1,687  $1,671
                      ======     ======  ======  ======  ======


Percent of Loans in Each Category to Total Loans

December 31           1995     1994      1993   1992     1991
- --------------------------------------------------------------
Commercial and
  financial loans     8.9%      6.8%      7.4%    8.8%   12.8%
Real estate loans    81.7      83.1      81.4    78.9    75.0
Installment loans     9.4      10.1      11.2    12.3    12.2
  TOTAL .........   100.0%    100.0%    100.0%  100.0%  100.0%


The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers, among other factors, the Company's loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions, concentrations of credit, and the values of certain loan collateral, and other assets. The size of the allowance also reflects the large amount of permanent residential loans held by the Company whose historical charge-offs and delinquencies have been very satisfactory.

     It is the Company's policy to charge off loans in the current period in which a loss is considered probable. There are always risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of economy as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate. It is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to peer group companies identified by the regulatory agencies.

     In assessing the adequacy of the allowance, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review considers the judgments of management, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination process. An examination by the OCC during the year revealed no major differences in judgments or methodology related to the allowance for loan losses.

     On December 31, 1994, the allowance for loan losses was $2,994,000, $504,000 higher than one year earlier. The ratio of the allowance for loan losses to net loans outstanding was 1.51 percent at December 31, 1994, compared to 1.39 percent at December 31, 1993.

     For 1994, the Company had net charge-offs of $96,000 compared to $272,000 for the same period in 1993. Total commercial, financial and agricultural loan net (recoveries) were ($4,000) for 1994 versus ($33,000) for the comparable period in 1993. Total real estate net charge-offs were $30,000 in 1994 and $299,000 in 1993.

Nonperforming Assets

     Table 13 summarizes nonperforming loans and other real estate owned at the dates indicated.

                                    TABLE 13
NONPERFORMING ASSETS

(Dollars in thousands)


December 31             1995      1994      1993      1992      1991
- ---------------------------------------------------------------------------
Nonaccrual loans (1)  $    796  $    503   $     812  $  4,092  $  1,631
Renegotiated loans           0         0           0         0         0
Other real estate
  owned.............       663       687       2,046     1,521     1,179
                      --------  --------    --------  --------  --------
    TOTAL NONPER-
    FORMING ASSETS    $  1,495  $  1,190    $  2,858  $  5,613  $  2,810
                      ========  ========    ========  ========  ========
Amount of loans out-
  standing at end of
  year (2)..........  $226,965  $198,952    $178,600  $160,391  $146,223


Ratio of total non-
  performing assets to
  loans outstanding
  and other real estate
  owned at end of
  period............       .64%      .60%       1.60%     3.50%     1.92%
Ratio of total non-
  performing assets to
  total average assets     .32%      .28%        .73%     1.54%      .87%
Accruing loans past
  due 90 days or more        0         0           0         1       107


(1) Interest income that could have been recorded during 1995 related to nonaccrual loans was $32, none of which was included in interest income or net income. All nonaccrual loans were secured.
(2) Net of unearned income.

     Nonperforming assets (other real estate owned and nonaccrual loans) at December 31, 1995, were $1,459,000an increase of $269,000 or 22.61 percent from December 31, 1994. At December 31, 1995, the Company's ratio of nonperforming assets to loans outstanding plus other real estate owned was .64 percent, compared to .60 percent at December 31, 1994. The increase in nonperforming assets from December 31, 1994 to December 31, 1995 included decreases in other real estate owned of $24,000 and increased nonaccrual loans of $293,000.

     At December 31, 1994, the Company's ratio of nonperforming assets to loans outstanding plus other real estate owned was .60 percent, compared to
1.60 percent at December 31, 1993. The decrease in nonperforming assets from December 31, 1993 to December 31, 1994 included decreases in other real estate owned of $1,359,000 and decreased nonaccrual loans of $309,000.

     Nonperforming assets are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, and changes in conditions affecting various borrowers from the Company's subsidiary bank. No assurance can be given that nonperforming assets will not in fact increase or otherwise change. A similar judgmental process is involved in the methodology used to estimate and establish the Company's allowance for loan losses.

Investment Securities

     Information relating to yields, amortized cost, market values, and unrealized gains (losses) of the Company's investment securities is set forth in Table 14. The yield data is determined using the amortized cost of the securities.

     Effective December 31, 1993, the Company adopted the investment categorization and carrying value rules as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 (FASB 115), Accounting for Certain Investments in Debt and Equity Securities. Under FASB 115, the Company classifies its investment securities as either available-for-sale or held-to-maturity or trading. Held-to-maturity investments are carried at amortized cost. Securities available-for-sale and trading are carried at market value.

     In December 1995, the Company utilized the FASB guidance outlined in "Special Report - A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," and reclassified all its securities in held-to-maturity to available-for-sale. As of the transfer date, the amortized cost was $77,481,000 and market value was $80,807,000. Accordingly, there was an unrealized gross gain of $3,326,000 at transfer, which is included net of $1,252,000 tax as part of the separate component of shareholders' equity.

     The Company has no securities classified as trading and currently has no plans to hold or acquire any securities for trading. For 1994, the majority of securities classified as held-to-maturity (71.76 percent) are obligations of state and political subdivisions and are held for their after-tax yield. Other securities are classified as held-to-maturity based on an individual analysis. All other securities are classified as available-for-sale and represent 66.02% of the total carrying value.

     Average outstanding investment securities during the year increased by $4,145,000 to $211,570,000. The increase in average outstanding investment securities is related to an increase in deposits. The investment of these proceeds into investment securities was done after considering future projected liquidity needs and then current economic conditions. U.S. Treasury and Government agency securities with maturities from two to ten years were emphasized with the intent to hold these securities as available-for-sale. Also, the Company continued to reduce its position in mortgage-backed securities due to perceived market price sensitivity. The Company maintained its tax-exempt securities to maximize long-term tax-equivalent yields. The changes made to the investment securities portfolio increased the average yield from 7.39 percent to 7.41 percent. This was primarily due to higher yield reinvestment opportunities.

     The above-described transactions changed the composition of the investment securities portfolio during 1995. At December 31, 1995, 51.47 percent of the total carrying value of the $220,278,000 of the investment portfolio is comprised of U.S. Treasury and Government agency securities. This compares to 48.01 percent at December 31, 1994. In addition, 18.14 percent of total investment securities are represented by mortgage-backed securities compared to 22.16 percent at December 31, 1994.

     The mortgage-backed securities consist of pass-through and collateralized mortgage obligations issued by governmental agencies, primarily the Governmental National Mortgage Association, and private issuers, primarily Federal National Mortgage Association, Inc. Approximately twenty percent of the mortgage-backed portfolio consisted of variable rate securities with the balance invested in fixed rate securities. The primary risk associated with these securities is an interest rate risk; that is, how a change in interest rates influences the prepayments of the underlying mortgage obligations thereby affecting the actual yield to maturity on the mortgage-backed security. The investment policy of CBI states that mortgage-backed securities shall have a maximum average expected maturity of fifteen years. A decreasing trend in interest rates would increase the market value and shorten the expected maturity of the portfolio due to the anticipated increase in prepayments of the underlying mortgage obligations. Conversely, an increasing trend in interest rates would have the opposite effect and tend to decrease the market value and lengthen the expected maturity of the portfolio.

                                    TABLE 14

INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
(DOLLARS IN THOUSANDS)                        U.S. Treasury
                                  and U.S. Government Agencies           Mortgage-Backed Securities
                                  -----------------------------------------------------------------------
                                  Market      Carrying       Weighted    Market     Carrying   Weighted
December 31, 1995                 Value       Value          Yield       Value      Value      Yield
- ---------------------------------------------------------------------------------------------------------
Maturity
 Within one year ...............              $ 10,151        8.09%               $     0      0.00%
 One to five years .............                34,589        6.05                      0      0.00
 Five to ten years .............                63,659        7.15                      0      0.00
 Over ten years and equity
   securities ..................                 4,989        7.77                      0      0.00
 Mortgage-backed securities ....                     0        0.00                 39,951      7.47
                                              --------                            -------
   TOTAL VALUE .................              $113,388        6.92%               $39,951      7.47%
                                              ========                            =======
December 31, 1994
   TOTAL VALUE .................  $   98,607  $ 99,173        6.46%    $45,604    $45,779      6.92%
                                  ==========  ========        ====     =======    =======      =====

(1)  On a tax-equivalent basis




                                             Securities Available For Sale                  Securities Held to Maturity
                                     --------------------------------------------    -----------------------------------------
                                                     Gross       Gross                            Gross       Gross
                                     Amortized     Unrealized  Unrealized  Market    Amortized  Unrealized  Unrealized  Market
December 31, 1995                      Cost          Gains       Losses     Value      Cost       Gains       Losses     Value
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies ..................       $111,198        $2,501      $311      $113,388   $     0    $      0    $      0    $      0
Mortgage-backed securities ..         39,218           881       148        39,951         0           0           0           0
Obligations of state and political
subdivisions ................         62,260         3,057        11        65,306         0           0           0           0
Other securities ............          1,550            83         0         1,633         0           0           0           0
                                    --------        ------      ----      --------   -------    --------    --------    --------
TOTAL .......................       $214,226        $6,522      $470      $220,278   $     0    $      0    $      0    $      0
                                    ========        ======      ====      ========   =======    ========    ========    ========

                                                      Grand Totals
                                     --------------------------------------------
                                          Total          Total      Average
                                         Carrying        Market     Years to
December 31, 1995                         Value          Value      Maturity
- --------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies ..................            $113,388       $113,388      5.97
Mortgage-backed securities ..              39,951         39,951      6.24
Obligations of state and political
subdivisions ................              65,306         65,306     11.23
Other securities ............               1,633          1,633      5.69
                                         --------       --------      ----
TOTAL .......................            $220,728       $220,728      7.56
                                         ========       ========      ====


                                                 Securities Available For Sale                Securities Held to Maturity
                                      -----------------------------------------    --------------------------------------------
                                                     Gross       Gross                            Gross       Gross
                                        Amortized  Unrealized  Unrealized  Market    Amortized  Unrealized  Unrealized  Market
December 31, 1995                        Cost       Gains       Losses      Value     Cost       Gains       Losses      Value
- -------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies ...............           $ 91,685       $265        $4,015    $ 87,935   $11,238    $      0    $  566      $10,672
Mortgage-backed securities
  Fixed ..................             36,448        105         1,830      34,723     1,893           0        70        1,823
  Adjustable .............              3,374          0           441       2,933     6,230          19       124        6,125
Obligations of state and political
  subdivisions ...........              5,863         80            47       5,896    50,365         795     2,721       48,439
Other securities .........              4,990         31           147       4,874       460           0         0          460
                                     --------       ----        ------    --------   -------    --------    ------      -------
  TOTAL ..................           $142,360       $481        $6,480    $136,361   $70,186    $    814    $3,481      $67,519
                                     ========       ====        ======    ========   =======    ========    ======      =======

                                                       Grand Totals
                                     ----------------------------------------------
                                        Total             Total         Average
                                       Carrying           Market        Years to
December 31, 1995                       Value             Value         Maturity
- -----------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies ...............             $ 99,173          $ 98,607         4.83
Mortgage-backed securities
  Fixed ..................               36,618            36,546         3.91
  Adjustable .............                9,161             9,058         8.43
Obligations of state and political
  subdivisions ...........               56,261            54,335        10.36
Other securities .........                5,334             5,334         2.44
                                       --------          --------         ----
  TOTAL ..................             $206,547          $203,880         6.23
                                       ========          ========         ====


                                                Securities Available For Sale                     Securities Held to Maturity
                                         -----------------------------------------    -----------------------------------------
                                                     Gross       Gross                            Gross       Gross
                                        Amortized  Unrealized  Unrealized  Market    Amortized  Unrealized  Unrealized  Market
December 31, 1995                         Cost       Gains       Losses     Value       Cost      Gains       Losses    Value
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies ...............              $ 88,228     $3,538        $ 68  $ 91,698     $ 2,019     $    3        $ 2     $ 2,020
Mortgage-backed securities
  Fixed ..................                41,896      1,401          45    43,252         708          6          0         714
  Adjustable .............                 4,972          1          11     4,962       6,141        310          0       6,451
Obligations of state and political
  subdivisions ...........                 6,348        493           0     6,841      43,127      2,925         57      45,995
Other securities .........                 6,975        310           0     7,285         494          0          0         494
                                        --------     ------        ----  --------     -------     ------        ---     -------
  TOTAL ..................              $148,419     $5,743        $124  $154,038     $52,489     $3,244        $59     $55,674
                                        ========     ======        ====  ========     =======     ======        ===     =======

                                            Grand Totals
                                      ----------------------------------
                                        Total        Total      Average
                                      Carrying     Market     Years to
December 31, 1995                      Value        Value      Maturity
- ------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies ...............           $ 93,717      $ 93,718      4.14
Mortgage-backed securities
  Fixed ..................             43,960        43,966      5.73
  Adjustable .............             11,103        11,413      7.97
Obligations of state and political
  subdivisions ...........             49,968        52,836     10.25
Other securities .........              7,779         7,779      3.13
                                     --------      --------     -----
  TOTAL ..................           $206,527      $209,712      6.12
                                     ========      ========     =====

- -----------------------------------------------------------------------------------------------------------------------------
 Obligations of States and Political
           Subdivisions                                  Other                                        Total
- -----------------------------------------------------------------------------------------------------------------------------
 Market      Carrying       Weighted            Market     Carrying   Weighted               Market     Carrying   Weighted
 Value       Value          Yield               Value      Value      Yield                  Value      Value      Yield
- -----------------------------------------------------------------------------------------------------------------------------

             $    258        17.53%                      $     0      0.00%                           $ 10,409     0.00%
                1,789         9.36                             0      0.00                              36,378     6.21
               13,165         8.83                         1,083      9.31                              77,907     0.00

               50,094         8.03                           550      0.00                              55,633     8.01
                    0         0.00                             0      0.00                              39,951     7.47
             --------                                    -------                                      --------
             $ 65,306         8.26%                      $ 1,633      9.31%                           $220,278     7.43%
             ========                                    =======                                      ========

 $   54,335  $ 56,261         6.40%           $ 5,334    $ 5,334      7.15%                $203,880   $206,547     7.01%
 ==========  ========                         =======    =======                           ========   ========

     The unrealized net appreciation of the portfolio at December 31, 1995, was $6,052,000. This represents 2.83 percent of amortized cost and 2.75 percent of carrying value as compared unrealized net depreciation of 4.1 percent at December 31, 1994. For investment securities, the largest segment of unrealized loss at December 31, 1995, is represented by U.S. Treasury and Government agency securities ($311,000 or .14 percent of the carrying value of the entire portfolio). The largest segment of unrealized gain at December 31, 1995, is represented by obligations of state and political subdivisions ($3.1 million or 1.39 percent of the carrying value of the entire portfolio).

     At December 31, 1995, the investment portfolio included $9,153,000 in structured note derivative financial instruments, which is 4.16% of the total carrying value. The derivative instruments are classified as available-for-sale and included as a component of investments securities on the balance sheet. Recognition and measurement policies for derivatives are the same as all investment securities. The Company maintains only one class of derivative instruments, structured notes, which were originally purchased for investment yield. Current objectives are to divest of any and all structured notes as the market allows while minimizing any loss on the sales. In January 1996, the Company sold two notes, reducing the total derivative instruments to $6,653,000.

Deposits

     Total deposits increased $28,017,000 or 7.20 percent to $416,884,000 at December 31, 1995, compared to one year earlier. Although total deposits increased, the composition of deposit type changed. As interest rates increased, interest-bearing deposits and savings decreased while time deposits increased by a greater amount. According to the Florida Bankers' Association's Deposit Share Report as of September 30, 1995, our Company increased its market share of total IPC deposits in Lake County from 18.30 percent on December 31, 1994, to 18.71 percent on September 30, 1995.


                                    TABLE 15

MATURITY OF CERTIFICATES OF DEPOSIT

OF $100,000 OR MORE

(Dollars in thousands)

                              % OF               % OF
December 31          1995     TOTAL     1994     Total
- ------------------------------------------------------
Maturity Group:
  Under 3 months    $ 7,903    24.8%   $ 7,609    28.0%
  3 to 6 months ..    3,650    11.5      2,954    10.9
  6 to 12 months      9,108    28.6      5,067    18.6
  Over 12 months     11,181    35.1     11,584    42.5
                    -------   -----    -------   -----
    TOTAL ........  $31,842   100.0%   $27,214   100.0%
                    =======   =====    =======   =====

     Time deposits increased $46,628,000 or 24.73 percent to $235,185,000 at December 31, 1995. Jumbo CDs increased $4,628,000 or 17.01 percent to $31,842,000.

     Savings deposits (including money market deposit accounts) totalled $89,121,000 at December 31, 1995, $22,527,000 or 20.18 percent less than at
December 31, 1994. An increase of $7,139,000 or 20.67 percent to $41,678,000 occurred in noninterest-bearing demand deposits. Interest-bearing demand and NOW accounts decreased $3,223,000 or 5.95 percent to $50,899,000. The decline in savings deposits is partly attributed to declining interest rates paid on deposits. Total time deposits increased as interest-bearing deposits and savings decreased, due in part to product repricing.

     Average noninterest-bearing demand deposits comprised 8.44 percent of average deposits for the year ended December 31, 1995, compared to 8.54 percent for the same period one year earlier.

     Total deposits grew $24,592,000 or 6.75 percent to $388,867,000 at December 31, 1994, compared to one year earlier. Time deposits increased $24,237,000 or 14.75 percent to $188,558,000 at December 31, 1994. Included in this increase was an increase in jumbo CDs of $3,051,000 or 12.63 percent to $27,214,000.

INTEREST RATE SENSITIVITY ANALYSIS (1)

(Dollars in thousands)
                                                           0-3          4-12          1-5         Over 5
DECEMBER 31, 1995                                        Months        Months        Years       Years        Total
- ----------------------------------------------------------------------------------------------------------------------
Federal funds sold and other short-term investments ...    $ 6,156                                            $ 6,156
Investment securities (2) .............................      6,270       $20,438     $41,440     $146,078     214,226
Loans .................................................     60,752        96,880      55,887       13,446     226,965
                                                          --------       -------      ------       ------     -------
Earning assets ........................................     73,178       117,318      97,327      159,524     447,347
                                                          --------       -------      ------       ------     -------
Savings deposits ......................................    140,021                                            140,021
Certificates of deposit ...............................     53,809       107,391      73,469          516     235,185
Federal funds purchased and other short-term borrowings      8,498                                              8,498
                                                          --------       -------      ------       ------     -------
Interest-bearing liabilities ..........................    202,328       107,391      73,469          516     383,704
                                                          --------       -------      ------       ------     -------
Interest sensitivity gap ..............................   (129,150)        9,927      23,858       57,836      63,643
Cumulative gap ........................................   (129,150)     (119,223)    (95,365)      63,643
                                                          ========      ========      ======      =======     =======


(1) The repricing dates may differ from maturity dates for certain assets due to repayment assumptions.

(2)  Investment securities are stated at amortized cost.

Savings deposits totalled $111,648,000 at December 31, 1994, $5,193,000 or 4.44 percent less than at December 31, 1993. Noninterest-bearing demand deposits increased $3,790,00 or 12.33 percent to $34,540,000 at December 31, 1994.
Interest-bearing demand and NOW accounts increased $1,758,000 or 3.36 percent to $54,122,000 at December 31, 1994.

Interest Rate Sensitivity

     Interest rate movements and deregulation of interest rates have made managing the Company's interest rate sensitivity increasingly important. The Company's Assets/Liability Management Committee is responsible for managing the Company's exposure to changes in market interest rates. This committee attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, and by adjusting rates to market conditions and changing interest rates.

     Interest rate exposure is managed by monitoring the relationship between earning assets and interest-bearing liabilities, focusing primarily on those that are rate-sensitive. Rate-sensitive assets and liabilities are those that reprice at market interest rates within a relatively short period, defined here as one year or less. The difference between rate-sensitive assets and rate-sensitive liabilities represents the Company's interest sensitivity gap, which may be either positive (assets exceed liabilities) or negative (liabilities exceed assets).

     On December 31, 1995, the Company had a negative gap position based on contractual maturities and prepayment assumptions for the next twelve months with a negative interest rate sensitivity gap as a percent of total earning assets of 26.7 percent. This means that the Company's assets reprice more slowly than its deposits. In a declining interest rate environment, the cost of the Company's deposits and other liabilities may be expected to fall faster than the interest received on its earnings assets, thus increasing the net interest spread. If interest rates generally increase, the negative gap means that the interest received on earning assets may be expected to increase more slowly than the interest paid on the Company's liabilities, therefore decreasing the net interest spread.

     Management feels that an immediate increase in interest rates of 1 percent would negatively impact Net Interest Margins by 7 basis points (7 one-hundredths of one percent). Management monitors the gap position on an ongoing basis to keep interest rate risk within levels acceptable to the Company.

Liquidity Management

     The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses the Company's ability to meet deposit withdrawals either on demand or at contractual maturity and to make new loans and investments as opportunities arise.

     Contractual maturities for assets and liabilities are reviewed to meet current and future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high-quality marketable assets, such as residential mortgage loans, investment securities, and federal funds sold. The Company has access to federal funds lines of credit and is able to provide short-term financing of its activities by selling, under agreement to repurchase, U.S. Treasury and Government agency securities (including certain mortgage-backed securities) not pledged to secure public deposits or trust funds. At December 31, 1995, the Company had available federal funds lines of credit of $8,500,000. At December 31, 1995, the Company had $102,700,000 U.S. Treasury and Government agency securities not pledged and available for sale under repurchase agreements. At December 31, 1994, the amount of securities available and unpledged was $208,859,000.

     Liquidity, as measured in the form of cash and cash equivalents, totalled $21,887,000 at December 31, 1995. At December 31, 1994, cash and cash equivalents totalled $14,322,000. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments occurring in the Company's investment securities portfolio and loan portfolio.

     As is typical of financial institutions, cash flows from investing (primarily in loans and securities) and from financing (primarily through deposit generation and short-term borrowings) are greatly in excess of cash flows from operations. In 1995, the cash flow from operations of $8,607,000 was
24.52 percent higher than during the same period of 1994. Cash flows from investing and financing activities reflect the increase in securities, loans and deposit balances experienced in 1995. In 1994, cash flows from operations of $6,912,000 were 17.09 percent higher than in 1993.


Contingencies and Legal Matters

     The Company is involved in no litigation that can materially impact its earnings or capital. A lawsuit filed against the Company involving the Bank's Trust Department was settled in 1993 and all expenses related thereto were accrued in 1992.

     Two other suits involving the Trust Department were settled in 1992 resulting in increased legal fees and other expense in 1993 that did not recur in 1994. Accordingly, these expenses decreased significantly in 1994.

Effects of Inflation and Changing Interest Rates

     The financial statements presented herein were prepared in accordance with generally accepted accounting principles and do not attempt to consider changes in the relative value of money due to inflation over a period of time.
Changing property values, in an economy that is still struggling towards recovery could have a negative impact on the value of real estate owned by the Company acquired through foreclosure as well as real estate securing the Company's loans. Accordingly, management conducts an ongoing review of the property owned through foreclosure and the property values securing delinquent loans and will write down or reserve for marginal equity positions as deemed necessary.

     Interest rates have a greater impact on a financial institution's performance than the general levels of inflation and asset/liability analysis. Management will continue to quantify and maintain interest rate risks within levels acceptable to the Company.

FASB 107 Disclosures about Fair Values of Financial Instruments

     The Company has calculated and reported the fair value of its financial instruments in accordance with the Statement of Financial Accounting Standards No. 107. While market value information has been reported for its investment securities portfolio in prior years based on quoted market prices, this statement also requires the estimating of fair values for financial instruments with no quoted market prices. For most instruments with no quoted market values, there are a variety of judgments which must be applied with a wide variation in reported results. Management has followed the requirements of the statement and used an acceptable method to estimate fair value for these instruments.
However, various other values could result if different assumptions were used. Therefore, management believes it is not relevant and potentially misleading to compare the amount of appreciation or depreciation of financial instruments with no quoted values to any other financial institution.

     Although the statement does not prohibit estimating and reporting the fair value of deposits, management has elected not to estimate a value for its core deposit portfolio because of reliability and comparability issues.

Current Developments:

     Merger Commitments

     An Agreement and Plan of Merger, dated October 19, 1995, was signed by the Company in anticipation of acquiring a local financial institution. A due diligence investigation has been completed and a Form S-4 Registration Statement filed with the Securities and Exchange Commission on January 2, 1996. Regulatory approval is pending.

     Dividends

     In January 1996, the Company changed its policy on dividend payments. Dividends will be paid on a quarterly basis rather than annually. The Board approved a $.12 dividend per share payable on April 1, 1996, to shareholders of record on March 1, 1996. On an annualized basis, this represents a 9.09 percent increase over the $.44 annual dividend declared in 1995 and paid on January 2, 1996.

Branch Openings

     During 1995, the Company opened two new branches, bringing the total number of locations to ten. Both branches are located in Marion County, Florida. The Company constructed a building for the Spruce Creek Branch and is leasing space in the Cascades Office Complex for the Ocala Branch.

SELECTED QUARTERLY INFORMATION

          Consolidated Quarterly Average Balances, Yields and Rate(1)

(Dollars in thousands)                                                           1995 Quarters
- ---------------------------------------------------------------------------------------------------------------------------------
                                                       FOURTH                 Third              Second              First
                                               --------------------   -----------------     -----------------   -----------------
                                               AVERAGE       YIELD/   Average    Yield/     Average    Yield/   Average   Yield/
                                               BALANCE        RATE    Balance     Rate       Balance    Rate    Balance    Rate
- ---------------------------------------------------------------------------------------------------------------------------------
ASSETS

 Earnings assets:
  Investment securities:
    Taxable                                    $159,771       7.09%  $162,337    7.13%     $163,576    7.05%  $160,067    7.13%
    Nontaxable                                   50,970        8.78    46,082     9.02       46,767    9.12     47,866    9.09
                                               --------              --------              --------           --------
    TOTAL INVESTMENT SECURITIES                 210,741        7.97   208,419     7.55      210,343    7.51    207,933    7.06
  Federal funds sold and other short-
    term investments                             13,121        6.01    12,743     5.87       11,087    5.99      6,018    5.72
  Loans, net (2)                                224,430        9.06   216,070     9.13      209,052    9.05    201,896    8.62
                                               --------              --------              --------           --------
    TOTAL EARNINGS ASSETS                       448,292        7.63   437,232     7.76      430,482    7.90    415,847    7.97
Allowance for loan losses                        (3,396)              (3,151)               (3,061)            (3,004)
Cash and due from banks                          11,474                10,780                10,643             11,481
Bank premises and equipment                       7,105                 6,815                 6,717              6,758
Other assets                                      6,259                 6,375                 6,303              6,177
                                               --------              --------              --------           --------
    TOTAL ASSETS                                469,734               458,051               451,084            437,259
                                               ========              ========              ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 Interest-bearing demand                         52,993        2.15    53,254     2.11       53,000    2.17     53,623    2.20
 Savings and money market                        90,527        2.80    90,832     2.80       93,436    2.77    103,433    2.73
 Time deposits                                  232,535        5.67   228,384     5.73      220,589    5.71    200,499    5.30
 Federal funds purchased and securities
    sold under agreement to
    repurchase                                    8,789       5.19     7,505     5.44        6,934    5.83      4,941    5.02
                                               --------              --------              --------           --------
    TOTAL INTEREST-BEARING LIABILITIES          384,844       4.50   379,975     4.52      373,959    4.40    362,496    4.10

Demand deposits:
 Noninterest-bearing                             35,636                33,524                33,533             32,988
  Other liabilities                               5,138                 4,266                 3,589              3,726
                                               --------              --------              --------           --------
    TOTAL LIABILITIES                           425,618               417,765               411,081            399,210
Shareholders' equity                             44,116                40,286                40,003             38,049
                                               --------              --------              --------           --------
    TOTAL LIABILITIES

    SHAREHOLDERS' EQUITY                       $469,734              $458,051              $451,084           $437,259
                                               ========              ========              ========           ========
Interest expense as % of earning assets                       2.57               2.70                 2.75               2.88
Net interest income/yield on earnings assets                  3.90%              3.90%                3.96%              3.85%



(1) The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans have been included in interest on loans.

SELECTED QUARTERLY INFORMATION


                                                    Consolidated Quarterly Average Balances, Yields and Rate(1)
(Dollars in thousands)                                                           1994 Quarters
- -----------------------------------------------------------------------------------------------------------------------------------
                                                          FOURTH                Third                Second              First
                                                  -------------------    ------------------    ----------------   -----------------
                                                   AVERAGE     YIELD/     Average    Yield/    Average    Yield/    Average   Yield
                                                   BALANCE     RATE      Balance     Rate      Balance    Rate      Balance    Rate
- -----------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Earnings assets:
     Investment securities:
        Taxable                                    $163,182   6.94%     $164,047    6.80%    $164,130   6.82%     $160,963   6.78%
        Nontaxable                                   46,325    9.29       44,878     9.97      44,196    9.07       41,890    9.62
                                                   --------             --------              -------              -------
        TOTAL INVESTMENT SECURITIES                 209,507    7.71      208,925     7.70     208,326    7.57      202,853    7.66
     Federal funds sold and other short-
        term investments                              5,113    5.09        4,959     4.44       5,580    3.87        8,200    3.12
     Loans, net (2)                                 195,849    8.59      189,166     8.30     182,887    8.50      179,766    7.63
                                                   --------             --------              -------              -------
        TOTAL EARNINGS ASSETS                       410,469    7.97      403,050     7.80     396,793    7.81      390,819    7.40
Allowance for loan losses                           (2,955)              (2,821)              (2,679)              (2,534)
Cash and due from banks                              11,223               10,512               11,675               11,820
Bank premises and equipment                           6,853                7,003                7,154                6,950
Other assets                                          6,466                6,271                7,065                7,175
                                                   --------             --------              -------              -------
        TOTAL ASSETS                                432,056              424,015              420,008              414,230
                                                   ========             ========              =======              =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand                            54,700    2.10       53,922     2.07      55,712    1.94       55,978    1.97
  Savings and money market                          111,287    2.68      114,958     2.61     117,121    2.47      116,990    2.42
  Time deposits                                     187,376    4.99      179,840     4.78     172,268    4.50      167,076    4.42
  Federal funds purchased and securities
     sold under agreement to
     repurchase                                       4,367    4.40        3,884     3.91       3,921    3.37        5,284    2.50
                                                   --------             --------              -------              -------
TOTAL INTEREST-BEARING LIABILITIES357,730                      3.82      352,604     4.07     349,022    3.39      345,328    3.32

Demand deposits:
  Noninterest-bearing                                33,554               32,230               33,217               31,927
Other liabilities                                     3,474                2,611                2,669                3,280
                                                   --------             --------              -------              -------
        TOTAL LIABILITIES                           394,758              387,445              384,908              380,535
                                                   --------             --------              -------              -------
Shareholders' equity                                 37,298               36,570               35,100               33,695
                                                   --------             --------              -------              -------
        TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY                       $432,056             $424,015             $420,008             $414,230
                                                   ========             ========             ========             ========
Interest expense as % of earning assets                        3.33                  3.19                2.98                 2.93
Net interest income/yield on earnings assets                  4.64%                  4.61%               4.82%                4.47%



(1) The tax equivalent adjustment is based on a 34% tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans have been included in interest on loans.

SELECTED QUARTERLY INFORMATION



                  Quarterly Consolidated Income Statement (1)

                                                          1995 Quarters                          1994 Quarters
                                                ---------------------------------   ----------------------------------
(Dollars in thousands except per share data)    FOURTH    Third   Second    First   Fourth    Third      Second  First
                                                ------    -----   ------    -----   ------    -----      ------  -----
Net interest income:
   Interest income ...........................   $9,226   $9,051   $8,844   $8,376   $8,182    $7,862   $7,744   $7,228
   Interest expense ..........................   (4,328)  (4,289)  (4,175)  (3,720)  (3,418)   (3,215)  (2,959)  (2,863)
                                                 ------   ------   ------   ------   ------    ------   ------   ------
   Net interest income .......................    4,898    4,762    4,669    4,656    4,764     4,647    4,785    4,365
                                                 ------   ------   ------   ------   ------    ------   ------   ------
Provision for loan losses ....................        0     (130)     (95)     (30)     (77)     (201)    (172)    (150)
                                                 ------   ------   ------   ------   ------    ------   ------   ------
Noninterest income:
   Service charges on deposit accounts .......      364      299      269      264      272       282      269      284
   Trust income ..............................      213      212      202      215      177       174      156      209
   Other income ..............................      (42)      57       69      170      100        88       68       95
   Investment securities gains (losses) ......     (103)      26       18      (15)     (44)        0     (178)      54
                                                 ------   ------   ------   ------   ------    ------   ------   ------
   Total noninterest income ..................      432      594      558      634      505       544      315      642
                                                 ------   ------   ------   ------   ------    ------   ------   ------
Noninterest expenses:
   Salaries and employee benefits ............    1,228    1,458    1,432    1,410    1,348     1,334    1,342    1,318
   Occupancy expense .........................      283      169      397      296      312       269      184      313
   Equipment expense .........................      270      221      232      238      229       220      252      210
   Stationery and supplies ...................      106       89       83       73      121        72       98       65
   Advertising ...............................       93       89       82       84       97        60       66       62
   Insurance, including regulatory assessments       40      (24)     218      218      228       228      218      217
   Postage ...................................       57       56       54       62       47        48       51       49
   Taxes (2) .................................       63       66       74       63       51        18       70       66
   Directors' fees ...........................       67       69       67       66       63        66       69       67
   Trust department expense ..................       31       42       28       36       31        44       26       35
   Other expense .............................      322      259       29      237      220       177      117      279
                                                 ------   ------   ------   ------   ------    ------   ------   ------
   Total noninterest expenses ................   (2,560)  (2,494)  (2,696)  (2,783)  (2,747)   (2,536)  (2,493)  (2,681)
                                                 ------   ------   ------   ------   ------    ------   ------   ------
Income before income taxes ...................    2,770    2,732    2,436    2,477    2,445     2,454    2,435    2,176
Provision for income taxes ...................     (968)  (1,005)    (900)    (972)    (901)     (904)    (896)    (803)
                                                 ------   ------   ------   ------   ------    ------   ------   ------
Net income ...................................   $1,802   $1,727   $1,536   $1,505   $1,544    $1,550   $1,539   $1,373
                                                 ======   ======   ======   ======   ======    ======   ======   ======
PER SHARE DATA

   Net income before cumulative effect of a change
     in accounting principle..................      .44      .43      .38      .37      .38       .38      .38      .34
                                                 ======   ======   ======   ======   ======    ======   ======   ======
   Cash dividends declared on common stock......   0.44   $  .00   $  .00   $  .00   $  .35    $  .00   $  .00   $  .00
   Market price of common stock at end of period $19.00   $19.50   $18.00   $16.00   $16.00    $15.25   $14.00   $12.88
- -----------------------------------------------------------------------------------------------------------------------


(1)  The tax equivalent adjustment is based on a 34% tax rate.
(2)  Taxes other than payroll, real estate and income taxes.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Citi-Bancshares, Inc. and Subsidiary
Leesburg, Florida


    We have audited the accompanying consolidated balance sheets of Citi-Bancshares, Inc. (the Company) and Subsidiary (the Bank) as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citi-Bancshares, Inc. and Subsidiary at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.




                                        /s/ Purvis, Gray and Company

                                        February 1, 1996
                                        Gainesville, Florida

                                                                       PURVIS,
                                                                      GRAY &
                                                                       COMPANY
- --------------------------------------------------------------------------------

                                 CONSOLIDATED
                                BALANCE SHEETS
DECEMBER 31, 1995 AND 1994 - CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG,
                                    FLORIDA

                                     ASSETS

                                                                                          1995                  1994
                                                                                      --------------        -------------
Cash and Demand Deposits Due From Banks . . . . . . . . . . . . . . . . . . .         $  15,731,206         $ 14,321,737
Investment Securities (Market Value 1995 - $220,278,179; 1994 - $203,880,893)           220,278,179          206,546,777
Federal Funds Sold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6,156,000                    0
Loans Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           227,767,954          199,976,206
   Less:
      Unearned Income   . . . . . . . . . . . . . . . . . . . . . . . . . . .              (802,466)          (1,024,096)
      Allowance For Loan Losses   . . . . . . . . . . . . . . . . . . . . . .            (3,395,496)          (2,994,255)
                                                                                      -------------         ------------
Loans Receivable, Net . . . . . . . . . . . . . . . . . . . . . . . . . . . .           223,569,992          195,957,855
Real Estate Owned . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               662,822              686,735
Premises and Equipment, Net . . . . . . . . . . . . . . . . . . . . . . . . .             7,371,327            6,806,835
Accrued Interest Receivable . . . . . . . . . . . . . . . . . . . . . . . . .             4,253,708            3,973,722
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1,936,023            4,534,679
                                                                                      -------------         ------------
TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           479,959,257          432,828,340
                                                                                      =============         ============

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits:
      Noninterest-Bearing   . . . . . . . . . . . . . . . . . . . . . . . . .            41,678,244           34,539,616
      Interest-Bearing  . . . . . . . . . . . . . . . . . . . . . . . . . . .           375,205,562          354,327,506
                                                                                      -------------         ------------
   Total Deposits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           416,883,806          388,867,122
   Federal Funds Purchased and Securities Sold
      Under Agreements to Repurchase  . . . . . . . . . . . . . . . . . . . .             8,497,780            5,633,216
   Accrued Interest Payable   . . . . . . . . . . . . . . . . . . . . . . . .             3,978,340            2,392,673
   Other Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4,187,225            1,959,073
                                                                                      -------------         ------------
TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           433,547,151          398,852,084
                                                                                      -------------         ------------

STOCKHOLDERS' EQUITY
   Common Stock - Par Value $.01 Per Share -
      Authorized:  10,000,000 Shares; Issued
      4,184,631 Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .                41,846               41,846
   Capital Surplus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            11,207,783           11,207,783
   Retained Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            32,127,992           27,339,017
   Less:  Treasury Stock at Cost (136,988 Shares
      in 1995; and 136,988 Shares in 1994)  . . . . . . . . . . . . . . . . .              (791,924)            (791,924)
   Unrealized Gains (Losses) on Certain Securities  . . . . . . . . . . . . .             3,826,409           (3,820,466)
                                                                                      -------------         ------------
TOTAL STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . . . . . . .            46,412,106           33,976,256
                                                                                      -------------         ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . .         $ 479,959,257         $432,828,340
                                                                                      =============         ============



                           See accompanying notes.

                           CONSOLIDATED STATEMENTS OF
                                     INCOME
  DECEMBER 31, 1995, 1994 AND 1993 - CITI-BANCSHARES, INC. AND SUBSIDIARY -
                              LEESBURG, FLORIDA


                                                                            1995              1994                1993
                                                                       --------------    --------------       ------------
INTEREST INCOME
   Loans, Including Fees  . . . . . . . . . . . . . . . .              $   19,178,892    $  14,891,243        $12,968,947
                                                                       --------------    -------------        -----------
   Investment Securities:
      Taxable   . . . . . . . . . . . . . . . . . . . . .                  11,361,959       11,705,226         11,885,845
      Exempt From Federal Income Taxes  . . . . . . . . .                   2,851,226        2,759,492          2,296,789
                                                                       --------------    -------------        -----------
                                                                           14,213,185       14,464,718         14,182,634
   Federal Funds Sold   . . . . . . . . . . . . . . . . .                     635,953          237,931            347,456
                                                                       --------------    -------------        -----------
TOTAL INTEREST INCOME . . . . . . . . . . . . . . . . . .                  34,028,030       29,593,892         27,499,037
                                                                       --------------    -------------        -----------
INTEREST EXPENSE
   Deposits   . . . . . . . . . . . . . . . . . . . . . .                  16,140,406       12,299,939         11,694,799
   Securities Sold Under Repurchase Agreements  . . . . .                     371,143          154,648             90,720
                                                                       --------------    -------------        -----------
TOTAL INTEREST EXPENSE  . . . . . . . . . . . . . . . . .                  16,511,549       12,454,587         11,785,519
                                                                       --------------    -------------        -----------
NET INTEREST INCOME . . . . . . . . . . . . . . . . . . .                  17,516,481       17,139,305         15,713,518
PROVISION FOR LOAN LOSSES . . . . . . . . . . . . . . . .                     255,000          600,000          1,075,000
                                                                       --------------    -------------        -----------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES  . . . . . . . . . . . . . . . . . . . . .                  17,261,481       16,539,305         14,638,518
                                                                       --------------    -------------        -----------
NONINTEREST INCOME
   Investment Securities (Losses) Gains   . . . . . . . .                     (73,997)        (167,875)           445,454
   Service Charges on Deposit Accounts  . . . . . . . . .                   1,196,488        1,106,506          1,162,074
   Trust Income   . . . . . . . . . . . . . . . . . . . .                     841,847          715,607            587,912
   Other Income   . . . . . . . . . . . . . . . . . . . .                     253,377          351,264            378,297
                                                                       --------------    -------------        -----------
TOTAL NONINTEREST INCOME  . . . . . . . . . . . . . . . .                   2,217,715        2,005,502          2,573,737
                                                                       --------------    -------------        -----------
NONINTEREST EXPENSE
   Salaries and Employee Benefits   . . . . . . . . . . .                   5,528,417        5,342,043          5,045,330
   Occupancy Expense  . . . . . . . . . . . . . . . . . .                   1,145,438        1,078,052          1,166,059
   Equipment Expense  . . . . . . . . . . . . . . . . . .                     961,028          911,493            756,187
   Other Expenses   . . . . . . . . . . . . . . . . . . .                   2,898,148        3,125,617          2,929,694
                                                                       --------------    -------------        -----------
TOTAL NONINTEREST EXPENSE . . . . . . . . . . . . . . . .                  10,533,031       10,457,205          9,897,270
                                                                       --------------    -------------        -----------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE   . . . . . .                   8,946,165        8,087,602          7,314,985
PROVISION FOR INCOME TAXES  . . . . . . . . . . . . . . .                   2,376,227        2,082,284          1,841,962
                                                                       --------------    -------------        -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
   IN ACCOUNTING PRINCIPLE  . . . . . . . . . . . . . . .                   6,569,938        6,005,318          5,473,023
CUMULATIVE EFFECT ON PRIOR YEARS OF CHANGING
   METHOD OF ACCOUNTING FOR INCOME TAXES  . . . . . . . .                           0                0            255,072
                                                                       --------------    -------------        -----------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . .              $    6,569,938    $   6,005,318        $ 5,728,095
                                                                       ==============    =============        ===========
EARNINGS PER SHARE:
   Income Before Cumulative Effect of Change
      in Accounting Principle   . . . . . . . . . . . . .              $         1.62    $        1.48        $      1.35
   Cumulative Effect on Prior Years of
      Changing Method of Accounting For
      Income Taxes  . . . . . . . . . . . . . . . . . . .                         .00              .00                .06
                                                                       --------------    -------------        -----------
EARNINGS PER SHARE  . . . . . . . . . . . . . . . . . . .              $         1.62    $        1.48        $      1.41
                                                                       ==============    =============        ===========
WEIGHTED AVERAGE SHARES OUTSTANDING . . . . . . . . . . .                   4,052,326        4,047,643          4,050,051
                                                                       ==============    =============        ===========


                           See accompanying notes.

                          CONSOLIDATED STATEMENTS OF
                             STOCKHOLDERS' EQUITY
  DECEMBER 31, 1995, 1994 AND 1993 - CITI-BANCSHARES, INC. AND SUBSIDIARY -
                              LEESBURG, FLORIDA

                                                                                   UNREALIZED
                                                                                      GAINS
                                                                                   (LOSSES) ON
                                            COMMON       CAPITAL       RETAINED     TREASURY      CERTAIN
                                            STOCK        SURPLUS       EARNINGS       STOCK     SECURITIES      TOTAL
                                            ------     -----------   ------------   ----------  ----------   ----------
BALANCES, DECEMBER 31, 1992 . . . . . .     $41,846    $11,207,783   $18,277,054    $(742,676)   $       0   $28,784,007
   Net Income   . . . . . . . . . . . .                                5,728,095                               5,728,095
   Cash Dividends Declared ($.31 Per Share)                           (1,254,771)                             (1,254,771)
   Purchase of Treasury Stock, 2,205 Shares                                           (49,248)                   (49,248)
   Unrealized Gain on Certain Securities                                                         3,586,368     3,586,368
                                            -------    -----------   -----------    ---------   ----------   -----------
BALANCES, DECEMBER 31, 1993 . . . . . .      41,846     11,207,783    22,750,378     (791,924)   3,586,368    36,794,451
   Net Income   . . . . . . . . . . . .                                6,005,318                               6,005,318
   Cash Dividends Declared ($.35 Per Share)                           (1,416,679)                             (1,416,679)
   Unrealized (Loss) on Certain Securities                                                      (7,406,834)   (7,406,834)
                                            -------    -----------   -----------    ---------   ----------   -----------
BALANCES, DECEMBER 31, 1994 . . . . . .      41,846     11,207,783    27,339,017     (791,924)  (3,820,466)   33,976,256
   Net Income   . . . . . . . . . . . .                                6,569,938                               6,569,938
   Cash Dividends Declared ($.44 Per Share)                           (1,780,963)                             (1,780,963)
   Unrealized Gain on Certain Securities                                                         7,646,875     7,646,875
                                            -------    -----------   -----------    ---------   ----------   -----------
BALANCES, DECEMBER 31, 1995 . . . . . .     $41,846    $11,207,783   $32,127,992    $(791,924)  $3,826,409   $46,412,106
                                            =======    ===========   ===========    =========   ==========   ===========


                            See accompanying notes.

                          CONSOLIDATED STATEMENTS OF
                                  CASH FLOWS
  DECEMBER 31, 1995, 1994 AND 1993 - CITI-BANCSHARES, INC. AND SUBSIDIARY -
                              LEESBURG, FLORIDA


                                                                             1995                1994            1993
                                                                         --------------      -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income   . . . . . . . . . . . . . . . . . . . . . . .          $    6,569,938      $    6,005,318   $  5,728,095
   Adjustments to Reconcile Net Income to Net
     Cash Provided By Operating Activities:
       Provision For Loan Losses  . . . . . . . . . . . . . .                 255,000             600,000      1,075,000
       Depreciation   . . . . . . . . . . . . . . . . . . . .                 695,680             694,055        579,322
       Net Accretion of Discount on Investments   . . . . . .                (352,182)           (387,880)       (31,233)
       Loss (Gain) on Sale of Investments and Other
          Real Estate . . . . . . . . . . . . . . . . . . . .                  73,997             167,875       (445,453)
       (Benefit) Provision For Deferred Income Taxes  . . . .                 (59,450)           (126,381)      (321,362)
       Net Amortization of Deferred Loan Fees   . . . . . . .                (132,087)           (176,802)       (38,807)
       (Increase) in Accrued Interest Receivable  . . . . . .                (279,986)           (302,599)      (169,862)
       Increase (Decrease) in Accrued Interest Payable  . . .               1,585,667             451,692        (76,125)
       Other  . . . . . . . . . . . . . . . . . . . . . . . .                 250,640             (12,882)      (396,708)
                                                                       --------------      --------------   ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES . . . . . . . . . .               8,607,217           6,912,396      5,902,867
                                                                       --------------      --------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds From Sales of Investment Securities   . . . . . .              85,626,511          21,754,099     37,944,615
   Proceeds From Maturities of Investment Securities  . . . .              32,900,366          29,297,426     44,842,510
   Purchases of Investment Securities   . . . . . . . . . . .            (119,929,798)        (62,469,051)  (100,382,610)
   Net (Increase) in Loans Receivable   . . . . . . . . . . .             (27,916,904)        (20,628,192)   (19,727,797)
   Payment of Other Costs on Real Estate Owned  . . . . . . .                 (28,139)           (172,013)       (76,278)
   Proceeds From Sale of Real Estate Owned  . . . . . . . . .                 101,819           1,711,770        797,120
   Purchases of Premises and Equipment  . . . . . . . . . . .              (1,260,172)           (831,029)      (372,561)
                                                                       --------------      --------------   ------------
NET CASH (USED IN) INVESTING ACTIVITIES . . . . . . . . . . .             (30,506,317)        (31,336,990)   (36,975,001)
                                                                       --------------      --------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net (Decrease) Increase in Demand Deposits,
     NOW Accounts, and Savings Accounts   . . . . . . . . . .             (18,611,060)            355,004     14,532,249
   Net Increase in Certificates of Deposit  . . . . . . . . .              46,627,744          24,237,461      6,877,954
   Net Increase in Federal Funds Purchased and
     Securities Sold Under Agreements to Repurchase   . . . .               2,864,564             142,153      2,880,892
   Dividends Paid   . . . . . . . . . . . . . . . . . . . . .              (1,416,679)         (1,254,769)    (1,134,792)
   Purchases of Treasury Stock  . . . . . . . . . . . . . . .                       0                   0        (49,248)
                                                                       --------------      --------------   ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES . . . . . . . . . .              29,464,569          23,479,849     23,107,055
                                                                       --------------      --------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS  . . . .               7,565,469            (944,745)    (7,965,079)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR  . . . . . . . .              14,321,737          15,266,482     23,231,561
                                                                       --------------      --------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR  . . . . . . . . . . .          $   21,887,206      $   14,321,737   $ 15,266,482
                                                                       ==============      ==============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
CASH AND CASH EQUIVALENTS
   Cash and Demand Deposits Due From Banks  . . . . . . . . .          $   15,731,206      $   14,321,737   $ 14,168,482
   Federal Funds Sold   . . . . . . . . . . . . . . . . . . .               6,156,000                   0      1,098,000
                                                                       --------------      --------------   ------------
TOTAL CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . .          $   21,887,206      $   14,321,737   $ 15,266,482
                                                                       ==============      ==============   ============
INTEREST PAID . . . . . . . . . . . . . . . . . . . . . . . .          $   14,925,882      $   12,002,895   $ 11,770,924
                                                                       ==============      ==============   ============
INCOME TAXES PAID . . . . . . . . . . . . . . . . . . . . . .          $    2,422,537      $    2,292,048   $  2,282,506
                                                                       ==============      ==============   ============

                            See accompanying notes.

                                    NOTES
                     CONSOLIDATED FINANCIAL STATEMENTS OF
           CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG, FLORIDA

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

   Citi-Bancshares, Inc. (the Company) is a bank holding company whose sole subsidiary, Citizens National Bank of Leesburg (the Bank), is engaged in bank and bank-related activities. The Bank commenced operation as a national bank on April 11, 1953. It is a member of the Federal Reserve System, Federal Deposit Insurance Corporation (FDIC) and the Bank Insurance Fund (BIF). The Company's primary service area consists of Lake, Sumter and Marion Counties in Central Florida.

PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of Citi-Bancshares, Inc. and its wholly-owned subsidiary, Citizens National Bank of Leesburg. All significant intercompany accounts and transactions have been eliminated. Assets held in an agency or fiduciary capacity are not assets of the Bank and, accordingly, are not included in the accompanying financial statements.

ACCOUNTING ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

   Cash equivalents include cash, demand deposits due from banks and federal funds sold. Generally, federal funds sold mature within ninety days.

SECURITIES

   Effective December 31, 1993, the Company adopted the investment categorization and carrying value rules as required by Financial Accounting Standards Board Statement of Financial Accounting Standards Statement No. 115 (FASB No. 115), Accounting for Certain Investments in Debt and Equity Securities. Under FASB No. 115, the Company is required to classify acquired debt and equity securities into one of three categories: held-to-maturity, available-for-sale and trading.
   -Investments in debt securities are classified as held-to-maturity only if the Company has the positive intent and ability to hold such securities to
maturity.   These investments are carried in the balance sheet at amortized cost, i.e., cost adjusted for amortization of premiums and accretion of discounts as computed by the interest method.
   -All investments not classified as either held-to-maturity securities or trading securities are classified as available-for-sale. These securities are carried at market value as of the date of the balance sheet. The unrealized gains and losses on these securities are excluded from earnings for the year. Instead, the net unrealized gain or loss, net of the applicable deferred income taxes, is shown as a separate component of stockholders' equity in the balance sheet.
   -Securities that are acquired and held principally for the purpose of selling them in the near term are classified as trading securities. Such securities, if any, are carried at market value and the unrealized gains and losses on such securities are included in income for the current year.
   Prior to the adoption of FASB No. 115, investment debt securities were stated at cost adjusted for amortization of premiums and accretion of discounts as computed by the interest method. Investments in marketable equity securities were carried at the lower of cost or market value. Unrealized losses on such equity securities considered to be temporary were charged against stockholders' equity; declines in market value considered to be other than temporary were charged to earnings.
   In December 1995, the Company utilized the FASB guidance outlined in "Special Report - A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," and reclassified all of its securities in held-to-maturity to available-for-sale. The gain, net of tax, is included in the separate component of stockholders' equity as "Unrealized Gain (Losses) on Certain Securities."

   Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

LOANS RECEIVABLE

   The Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (FASB No. 114) on January 1, 1995. FASB No. 114 addresses the accounting by creditors for impairment of certain loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans which the Bank considers to be credit card, consumer installment, residential real estate and home equity loans that are collectively evaluated for impairment. Also, FASB No. 114 requires that impaired loans be measured either by the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Management considers a loan impaired when it becomes probable that there will be a loss resulting from the credit after foreclosure and liquidation of the collateral or as a result of not receiving payments when contractually agreed upon, which could result in a loss of principal or interest.
   Nonaccrual loans are loans on which the accrual of interest has been discontinued because either a reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due ninety days or more with respect to interest or principal. A nonaccrual loan may not have an anticipated loss associated with it because of the collateral supporting the credit and, therefore, not be considered impaired.
An impaired loan is anticipated to have a loss and may or may not be on nonaccrual. When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed against current period interest income. Interest income on nonaccrual loans and impaired loans is recognized only to the extent cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in management's judgment, the loans are estimated to be fully collectible as to both principal and interest.
   Interest income on loans is recognized based upon the principal amounts outstanding, except that on consumer loans, the sum of the month's digits method is used.

ALLOWANCE FOR LOAN LOSSES

   The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current and anticipated economic conditions that may affect the borrower's ability to pay. Recoveries of previous charge-offs are added back to the allowance.

REAL ESTATE OWNED

   Real estate acquired by foreclosure or deed in lieu of foreclosure is carried at the lower of its estimated fair value less estimated costs to sell or the balance of the related loan at the date the real estate is acquired. Costs relating to the development and improvement of the real estate are capitalized, whereas those costs relating to holding the real estate are charged to expense.
   Sales of real estate owned are recorded under the full accrual method of accounting. Under this method, a sale is not recognized until payments received aggregate a specific required percentage of the contract sales price. Losses are charged to operations as incurred or when it is determined that the investment in such real estate is greater than the estimated net realizable value.

PREMISES AND EQUIPMENT

   Land is stated at cost. The premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets' estimated useful lives.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

   The Bank enters into agreements to repurchase securities sold to customers. The securities sold are United States Treasury and agency securities which are included in the Bank's investment portfolio and are held in safekeeping by other large banks. The repurchase agreements outstanding at December 31, 1995 are one day agreements which are automatically renewable unless the customer notifies the Bank. The interest rate on such agreements varies between 4.38% and 8.50%.
   Federal funds purchased mature within one to four days from the transaction date.

INCOME TAXES

   Federal and state income taxes are provided on income reported for financial statement purposes and include both current and deferred income tax expense. Current income tax expense is recorded to reflect income taxes based upon the tax returns filed with the appropriate taxing agencies. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year end. The change in deferred taxes attributable to the carrying value of investments categorized as "Available-for-Sale" is recognized as a change in stockholders' equity. The change in deferred income taxes attributable to all other timing differences is recognized as deferred income tax expense or benefit. The tax benefit related to operating loss and tax credit carryforwards, if any, are recognized if management believes, based on available evidence, that it is more likely than not that they will be realized. Investment tax credits, if any, are accounted for under the flow-through method.
   Citi-Bancshares, Inc. files consolidated federal and state income tax returns with its subsidiary, Citizens National Bank of Leesburg. Federal and state income taxes are allocated between the Company and its subsidiary in proportion to the respective contributions to consolidated taxable income.
   Effective January 1, 1993, the Company adopted the asset and liability method of accounting for income taxes as required by FASB No. 109, Accounting for Income Taxes. The Company previously used the deferred method to account
for income taxes.   The Company accounted for this change as a cumulative
effect of an accounting change in the 1993 financial statements.

EARNINGS PER SHARE

   Earnings per share are based on the weighted average number of shares of common stock outstanding, including stock options earned, adjusted retroactively for stock dividends and stock splits.

LOAN ORIGINATION FEES

   Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

CONCENTRATION OF CREDIT RISK

   The Bank grants agribusiness, commercial, and residential loans primarily to customers in Lake, Marion and Sumter Counties in the state of Florida.
Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate economic sector as described in note 3.

RECLASSIFICATIONS

   Certain prior year amounts have been reclassified to conform with current financial reporting to facilitate comparison of the financial data.

NOTE 2 - SECURITIES

   The carrying value of securities, including information regarding amortized cost, gross unrealized gains, gross unrealized losses and market value is tabulated below:


                                                                      1995 AVAILABLE-FOR-SALE
                                               -----------------------------------------------------------------------
                                                                        GROSS             GROSS
                                                 AMORTIZED           UNREALIZED        UNREALIZED          MARKET
                                                    COST                GAINS            LOSSES             VALUE
                                                ------------       --------------    --------------     --------------
U.S. Treasury Securities  . . . . . . . . . .   $ 25,099,888        $  837,622           $      0       $ 25,937,510
U.S. Government Agencies  . . . . . . . . . .     86,097,853         1,663,667            310,874         87,450,646
Mortgage-Backed Securities  . . . . . . . . .     39,218,186           881,311            148,581         39,950,916
Obligations of State and
  Political Subdivisions  . . . . . . . . . .     62,260,489         3,057,166             11,218         65,306,437
Corporate Securities  . . . . . . . . . . . .      1,000,000            82,670                  0          1,082,670
                                                ------------        ----------           --------       ------------
Total Debt Securities . . . . . . . . . . . .    213,676,416         6,522,436            470,673        219,728,179
Equity Securities . . . . . . . . . . . . . .        550,000                 0                  0            550,000
                                                ------------        ----------           --------       ------------
TOTAL SECURITIES  . . . . . . . . . . . . . .   $214,226,416        $6,522,436           $470,673       $220,278,179
                                                ============        ==========           ========       ============


                                                                       1995 HELD-TO-MATURITY
                                               -----------------------------------------------------------------------
                                                                        GROSS             GROSS
                                                 AMORTIZED           UNREALIZED        UNREALIZED          MARKET
                                                    COST                GAINS            LOSSES             VALUE
                                                ------------       --------------    --------------     --------------
TOTAL SECURITIES  . . . . . . . . . . . . . .    $         0       $         0         $        0       $          0
                                                 ============      ===========         ==========       ============

For the year ended December 31, 1994:

                                                                                 CARRYING VALUE SUMMARY
                                                                  ----------------------------------------------------
                                                                                         1994
                                                                  ----------------------------------------------------
                                                                   AVAILABLE-           HELD-TO-
                                                                    FOR-SALE            MATURITY            TOTAL
                                                                 --------------     ----------------   --------------
U.S. Treasury Securities  . . . . . . . . . .                     $ 37,198,800       $          0       $ 37,198,800
U.S. Government Agencies  . . . . . . . . . .                       50,735,813         11,238,149         61,973,962
Mortgage-Backed Securities  . . . . . . . . .                       37,656,428          8,122,239         45,778,667
Obligations of State and
  Political Subdivisions  . . . . . . . . . .                        5,895,856         50,365,192         56,261,048
Corporate Securities  . . . . . . . . . . . .                        4,874,300                  0          4,874,300
                                                                  ------------       ------------       ------------
Total Debt Securities . . . . . . . . . . . .                      136,361,197         69,725,580        206,086,777
Equity Securities . . . . . . . . . . . . . .                                0            460,000            460,000
                                                                  ------------       ------------       ------------
TOTAL SECURITIES  . . . . . . . . . . . . . .                     $136,361,197       $ 70,185,580       $206,546,777
                                                                  ============       ============       ============

                                                                              1994 AVAILABLE-FOR-SALE
                                                       -------------------------------------------------------------------
                                                                              GROSS              GROSS
                                                          AMORTIZED         UNREALIZED         UNREALIZED         MARKET
                                                            COST              GAINS              LOSSES           VALUE
                                                       --------------     -------------     ---------------   ------------
U.S. Treasury Securities  . . . . . . . . . .           $ 37,877,190      $  148,074        $    826,464     $ 37,198,800
U.S. Government Agencies  . . . . . . . . . .             53,807,679         117,300           3,189,166       50,735,813
Mortgage-Backed Securities  . . . . . . . . .             39,821,707         104,726           2,270,005       37,656,428
Obligations of State and
   Political Subdivisions . . . . . . . . . .              5,862,952          79,907              47,003        5,895,856
Corporate Securities  . . . . . . . . . . . .              4,990,202          30,850             146,752        4,874,300
                                                        ------------      ----------        ------------     ------------
TOTAL DEBT SECURITIES . . . . . . . . . . . .           $142,359,730      $  480,857        $  6,479,390     $136,361,197
                                                        ============      ==========        ============     ============

                                                                               1994 HELD-TO-MATURITY
                                                       -------------------------------------------------------------------
                                                                              GROSS              GROSS
                                                          AMORTIZED         UNREALIZED         UNREALIZED          MARKET
                                                            COST              GAINS              LOSSES            VALUE
                                                       --------------     -------------     ---------------   ------------
U.S. Treasury Securities  . . . . . . . . . .           $          0      $        0        $          0     $          0
U.S. Government Agencies  . . . . . . . . . .             11,238,149               0             565,544       10,672,605
Mortgage-Backed Securities  . . . . . . . . .              8,122,239          19,482             193,955        7,947,766
Obligations of State and
   Political Subdivisions . . . . . . . . . .             50,365,192         795,335           2,721,202       48,439,325
Corporate Securities  . . . . . . . . . . . .                      0               0                   0                0
                                                        ------------      ----------        ------------     ------------
Total Debt Securities . . . . . . . . . . . .             69,725,580         814,817           3,480,701       67,059,696
Equity Securities . . . . . . . . . . . . . .                460,000               0                   0          460,000
                                                        ------------      ----------        ------------     ------------
TOTAL SECURITIES  . . . . . . . . . . . . . .           $ 70,185,580      $  814,817        $  3,480,701     $ 67,519,696
                                                        ============      ==========        ============     ============

For the year ended December 31, 1993:

                                                                                        CARRYING VALUE SUMMARY
                                                                         --------------------------------------------------
                                                                                                 1993
                                                                         --------------------------------------------------
                                                                          AVAILABLE-          HELD-TO-
                                                                           FOR-SALE           MATURITY           TOTAL
                                                                         ------------       -------------   --------------
U.S. Treasury Securities  . . . . . . . . . .                           $ 43,367,870        $  1,021,848    $ 44,389,718
U.S. Government Agencies  . . . . . . . . . .                             48,330,295             997,363      49,327,658
Mortgage-Backed Securities  . . . . . . . . .                             48,213,750           6,882,449      55,096,199
Obligations of State and
   Political Subdivisions . . . . . . . . . .                              6,841,190          43,127,242      49,968,432
Corporate Securities  . . . . . . . . . . . .                              7,285,100                   0       7,285,100
                                                                        ------------        ------------    ------------
Total Debt Securities . . . . . . . . . . . .                            154,038,205          52,028,902     206,067,107
Equity Securities . . . . . . . . . . . . . .                                      0             460,000         460,000
                                                                        ------------        ------------    ------------
TOTAL SECURITIES  . . . . . . . . . . . . . .                            154,038,205        $ 52,488,902    $206,527,107
                                                                        ============        ============    ============

                                                                              1993 AVAILABLE-FOR-SALE
                                                       --------------------------------------------------------------------
                                                                              GROSS            GROSS
                                                         AMORTIZED         UNREALIZED        UNREALIZED         MARKET
                                                           COST              GAINS             LOSSES           VALUE
                                                       -------------      ------------      ------------    --------------
U.S. Treasury Securities  . . . . . . . . . .          $ 40,890,734       $2,477,801        $      665      $ 43,367,870
U.S. Government Agencies  . . . . . . . . . .            47,337,801        1,060,111            67,617        48,330,295
Mortgage-Backed Securities  . . . . . . . . .            46,867,554        1,402,397            56,201        48,213,750
Obligations of State and
   Political Subdivisions . . . . . . . . . .             6,347,849          493,341                 0         6,841,190
Corporate Securities  . . . . . . . . . . . .             6,974,939          310,161                 0         7,285,100
                                                       ------------       ----------        ----------      ------------
TOTAL DEBT SECURITIES . . . . . . . . . . . .          $148,418,877       $5,743,811        $  124,483      $154,038,205
                                                       ============       ==========        ==========      ============

                                                                               1993 HELD-TO-MATURITY
                                                       --------------------------------------------------------------------
                                                                             GROSS             GROSS
                                                          AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                                            COST             GAINS             LOSSES            VALUE
                                                       -------------      ------------      ------------    --------------
U.S. Treasury Securities  . . . . . . . . . .          $  1,021,848       $        0        $    1,248      $  1,020,600
U.S. Government Agencies  . . . . . . . . . .               997,363            2,637                 0         1,000,000
Mortgage-Backed Securities  . . . . . . . . .             6,882,449          315,291                 0         7,197,740
Obligations of State and
   Political Subdivisions . . . . . . . . . .            43,127,242        2,925,530            57,136        45,995,636
Corporate Securities  . . . . . . . . . . . .                     0                0                 0                 0
                                                       ------------       ----------        ----------      ------------
Total Debt Securities . . . . . . . . . . . .            52,028,902        3,243,458            58,384        55,213,976
Equity Securities . . . . . . . . . . . . . .               460,000                0                 0           460,000
                                                       ------------       ----------        ----------      ------------
TOTAL SECURITIES  . . . . . . . . . . . . . .          $ 52,488,902       $3,243,458        $   58,384      $ 55,673,976
                                                       ============       ==========        ==========      ============

      The amortized cost, carrying (market) value and weighted average yields of investment securities at December 31, 1995, by contractual maturity are shown below. The weighted average yield is determined using the amortized cost of securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligation with or without call or prepayment penalties.

                                                                                            CARRYING
                                                               AMORTIZED                    (MARKET)            WEIGHTED
                                                                 COST                        VALUE            AVERAGE YIELD
                                                             -------------               -------------        -------------
Due in One Year or Less . . . . . . . . . . . . .           $   10,230,017            $    10,408,998            8.32%
Due After One Year Through Five Years . . . . . .               35,793,549                 36,377,309            6.21%
Due After Five Years Through Ten Years  . . . . .               75,313,048                 77,907,321            7.45%
Due After Ten Years . . . . . . . . . . . . . . .               53,121,616                 55,083,635            8.01%
                                                            --------------            ---------------
                  . . . . . . . . . . . . . . . .              174,458,230                179,777,263
Mortgage-Backed Securities  . . . . . . . . . . .               39,218,186                 39,950,916            7.47%
Equity Securities . . . . . . . . . . . . . . . .                  550,000                    550,000
                                                            --------------            ---------------
TOTAL   . . . . . . . . . . . . . . . . . . . . .           $  214,226,416            $   220,278,179
                                                            ==============            ===============


     Proceeds from sales of investment securities classified as available-for-sale during 1995 were $85,626,511, with gross losses of $905,759 and gross gains of $831,762. There were no sales or transfers of assets classified as held-to-maturity during 1994. During 1994, proceeds from sales of investment securities classified as available-for-sale were $21,754,099, with gross gains of $80,158 and gross losses of $275,998. Proceeds from sales of investment securities during 1993 were $37,944,615, with gross gains of $567,334 and gross losses of $121,181. In computing recognized gains and losses, cost is determined using specific identification of securities.

         As of December 31, 1995, investment securities with a carrying value of $10,869,000 were pledged as collateral for public funds, trust deposits and repurchase agreements.

UNREALIZED GAIN ON SECURITIES AVAILABLE-FOR-SALE

         As discussed in note 1, effective December 31, 1993, the Company adopted the investment categorization and carrying value rules as required by FASB No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under this statement, the unrealized gain or loss on investment securities available-for-sale, net of the applicable deferred income taxes, is shown as a separate component of stockholders' equity in the balance sheet.
        In December 1995, the Company utilized the FASB guidance outlined in "Special Report - A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" and reclassified all its securities in held-to-maturity to available-for-sale. As of the transfer date, the amortized cost was $77,480,555 and market value was $80,807,215. Accordingly, there was an unrealized gross gain of $3,326,660 at transfer, which is included net of $1,251,822 tax as part of the unrealized gains (losses) on certain securities component of stockholders' equity.

        The following is a summary of the effects of the statement on stockholders' equity as of December 31:

                                                                                     1995              1994
                                                                                 ------------      --------------
Gross Unrealized Gains (Losses) on Investment
  Securities Available-For-Sale . . . . . . . . . . . . . . . . . . . . .      $   6,051,763      $  (5,998,533)
Deferred Income Tax (Liability) Asset on
  Unrealized Gain   . . . . . . . . . . . . . . . . . . . . . . . . . . .         (2,225,354)         2,178,067
                                                                               -------------      -------------
NET INCREASE (DECREASE) IN STOCKHOLDERS' EQUITY . . . . . . . . . . . . .      $   3,826,409      $  (3,820,466)
                                                                               =============      =============

        The following tabulation presents the net change in unrealized gain or loss on available-for-sale securities that is shown as a separate component of stockholders' equity.

                                                                                    1995               1994
                                                                                ------------      --------------
Increase (Decrease) in Unrealized Gain or Loss  . . . . . . . . . . . .        $  12,050,296      $ (11,617,861)
(Increase) Decrease in Related Deferred Income Taxes  . . . . . . . . .           (4,403,421)         4,211,027
                                                                               -------------      -------------
NET INCREASE (DECREASE) IN STOCKHOLDERS' EQUITY . . . . . . . . . . . .        $   7,646,875      $  (7,406,834)
                                                                               =============      =============


        At December 31, 1995, the investment portfolio included $9,153,178 in structured note derivative financial instruments, which is 4.16% of the total carrying value. The derivative instruments are classified as available-for-sale and included as a component of investment securities on the balance sheet. Recognition and measurement policies for derivatives are the same as all investment securities detailed in note 1. The Company maintains only one class of derivative instruments, structured notes, which were originally purchased for investment yield. Current objectives are to divest of any and all structured notes as the market allows while minimizing any loss on the sales. In January 1996, the Company sold two notes, reducing the total derivative instruments to $6,653,178.

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

        Major categories of loans included in the loan portfolio are:

                                                                                          DECEMBER 31,
                                                                                --------------------------------
                                                                                    1995              1994
                                                                                -------------     --------------
Commercial, Financial and Agricultural  . . . . . . . . . . . . . . . .        $  20,210,086      $  13,457,158
Real Estate       . . . . . . . . . . . . . . . . . . . . . . . . . . .          185,985,476        166,039,204
Installment Loans . . . . . . . . . . . . . . . . . . . . . . . . . . .           21,572,392         20,479,844
                                                                               -------------      -------------
Loans Receivable (Gross)  . . . . . . . . . . . . . . . . . . . . . . .          227,767,954        199,976,206
(Unearned Income) . . . . . . . . . . . . . . . . . . . . . . . . . . .             (802,466)        (1,024,096)
                                                                               -------------      -------------
LOANS RECEIVABLE (NET OF UNEARNED INCOME) . . . . . . . . . . . . . . .        $ 226,965,488      $ 198,952,110
                                                                               =============      =============

   The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 1995, are summarized as follows:

                                                                    CONTRACTUAL MATURITY DISTRIBUTION
                                                    ------------------------------------------------------------------
                                                      WITHIN              ONE -          AFTER
                                                     ONE YEAR          FIVE YEARS      FIVE YEARS           TOTAL
                                                    ----------         ----------      ----------        -------------
Commercial, Financial and Agricultural  . . .      $ 16,359,432     $   3,719,884    $    123,749     $   20,203,065
Real Estate . . . . . . . . . . . . . . . . .       138,180,632        35,020,887      12,192,836        185,394,355
Installment Loans . . . . . . . . . . . . . .         5,978,032        14,260,776       1,129,260         21,368,068
                                                   ------------     -------------    ------------     --------------
TOTAL LOANS (NET OF UNEARNED INCOME)  . . . .       160,518,096        53,001,547      13,445,845        226,965,488
                                                   ============     =============    ============     ==============

Loans With Predetermined Rate . . . . . . . .         7,239,873        52,980,828      13,445,845         73,666,546
Loans With a Floating Rate  . . . . . . . . .       153,278,223            20,719               0        153,298,942
                                                   ------------     -------------    ------------     --------------
TOTAL LOANS (NET OF UNEARNED INCOME)  . . . .      $160,518,096     $  53,001,547    $ 13,445,845     $  226,965,488
                                                   ============     =============    ============     ==============


   The Bank has granted loans to its executive officers, directors and principal equity holders and their associates. The aggregate dollar amount of these loans was approximately $4,011,580 and $2,967,543 at December 31, 1995 and 1994, respectively. During 1995, approximately $1,529,658 in new loans were made while repayments approximated $485,621.
   Loans on which the accrual of interest has been discontinued or reduced at December 31, 1995 and 1994, approximated $802,348 and $502,574, respectively. Interest income realized on these loans was $31,758 and $42,960 in 1995 and 1994, respectively. If interest on those loans had been accrued, it would not have a material effect on the accompanying consolidated financial statements. At December 31, 1995, the Bank had loans subject to floors and caps totalling $92,826,031. The floors and caps on these loans range from 2.75% to 15.25%.
   At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans are classified as nonaccrual.
   Changes in the allowance for loan losses for 1995, 1994 and 1993 are summarized as follows:

                                                                          1995            1994               1993
                                                                       ----------      -----------        -----------
BALANCE, BEGINNING OF YEAR  . . . . . . . . .                       $   2,994,255    $  2,489,991         $1,686,880
                                                                    -------------    ------------         ----------
  Provisions Charged to Expense . . . . . . .                             255,000         600,000          1,075,000
                                                                    -------------    ------------         ----------
  Recoveries of Loans Previously Charged-Off:
    Commercial, Financial and Agricultural. .                              28,316          59,167             33,092
    Real Estate . . . . . . . . . . . . . . .                             222,180          47,904             21,674
    Installment Loans . . . . . . . . . . . .                              28,553           7,544             53,977
                                                                    -------------    ------------         ----------
  Total Recoveries  . . . . . . . . . . . . .                             279,049         114,615            108,743
                                                                    -------------    ------------         ----------
  Loans Charged-Off:
    Commercial, Financial and Agricultural  .                               1,011          55,389                  0
    Real Estate . . . . . . . . . . . . . . .                               9,430          77,479             320,96
    Installment Loans . . . . . . . . . . . .                             122,367          77,483             59,665
                                                                    -------------    ------------         ----------
  Total Loans Charged-Off . . . . . . . . . .                            (132,808)       (210,351)          (380,632)
                                                                    -------------    ------------         ----------
BALANCE, END OF YEAR. . . . . . . . . . . . .                       $   3,395,496    $  2,994,255         $2,489,991
                                                                    =============    ============         ==========
RATIO OF NET (RECOVERIES) CHARGE-OFFS TO
  AVERAGE LOANS OUTSTANDING . . . . . . . . .                                (.07)%           .05%               .16%
                                                                    =============    ============         ==========
RATIO OF ALLOWANCE FOR LOAN LOSSES AS A
  PERCENTAGE OF YEAR END LOANS. . . . . . . .                                1.49%           1.51%              1.39%
                                                                    =============    ============         ==========

         As of December 31, 1995 and 1994, the allowance for loan losses was allocated as follows:

                                                                          1995                               1994
                                                                --------------------------          ------------------------
                                                                               PERCENT BY                        PERCENT BY
                                                                   AMOUNT       CATEGORY               AMOUNT     CATEGORY
                                                                 ----------    ----------            ---------   ----------
Commercial  . . . . . . . . . . . . . . . . . . . . . .          $  324,921        10%                $  682,990     23%
Real Estate . . . . . . . . . . . . . . . . . . . . . .           2,954,119        87%                 2,200,895     73%
Installment . . . . . . . . . . . . . . . . . . . . . .             116,456         3%                   110,370      4%
                                                                 ----------       ----                ----------    ----

TOTAL ALLOWANCE FOR LOAN
  LOSSES. . . . . . . . . . . . . . . . . . . . . . . .          $3,395,496       100%                $2,994,255    100%
                                                                 ==========       ====                ==========    ====

   At December 31, 1995, the total recorded investment in impaired loans was $1,845,025, of which $1,845,025 had a related allowance for credit losses of $516,128. None of the recorded investment in impaired loans were without a related allowance for credit losses. The average recorded investment in impaired loans at December 31, 1995 was $1,797,821. The amount of interest income recognized during the time within the year ended December 31, 1995, that the loans were impaired was $166,505. The amount of interest income recognized using a cash basis method of accounting during the time within the year ended December 31, 1995, that the loans were impaired was $30,378.

NOTE 4 - PREMISES AND EQUIPMENT

   A summary of premises and equipment is as follows:

                                                                                            DECEMBER 31,
                                                                               ---------------------------------------
                                                                                    1995                     1994
                                                                               -------------            --------------
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  1,058,612            $     839,958
Buildings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7,269,740                6,669,938
Furniture, Fixtures and Equipment . . . . . . . . . . . . . . . . . . .           5,337,535                4,923,264
                                                                               ------------            -------------
                                                                                 13,665,887               12,433,160
(Accumulated Depreciation)  . . . . . . . . . . . . . . . . . . . . . .          (6,294,560)              (5,626,325)
                                                                               ------------            -------------
TOTAL PREMISES AND EQUIPMENT  . . . . . . . . . . . . . . . . . . . . .        $  7,371,327            $   6,806,835
                                                                               ============            =============

NOTE 5 -DEPOSITS

        A summary of interest-bearing deposits is as follows:

                                                                                          DECEMBER 31,
                                                                               ----------------------------------
                                                                                   1995                  1994
                                                                               ------------          ------------
Demand  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   52,690,835        $  54,121,540
Savings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          87,329,247          111,648,230
Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         235,185,480          188,557,736
                                                                             --------------        -------------
TOTAL INTEREST-BEARING DEPOSITS . . . . . . . . . . . . . . . . . . . .      $  375,205,562        $ 354,327,506
                                                                             ==============        =============

   Time deposit maturities for future years are presented in the following table:

                                     1996                     $161,200,121
                                     1997                       28,253,810
                                     1998                       14,875,797
                                     1999                       18,764,303
                                     2000                       11,575,088
                               Thereafter                          516,361
                                                              ------------
                                    TOTAL                     $235,185,480
                                                              ============

   Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1995 and 1994 are as follows:

                                                                                           DECEMBER 31,
                                                                                ---------------------------------
                                                                                    1995                 1994
                                                                                ------------         ------------
Three Months or Less  . . . . . . . . . . . . . . . . . . . . . . . . .        $  7,902,964          $  7,609,057
Three Through Six Months  . . . . . . . . . . . . . . . . . . . . . . .           3,649,532             2,953,564
Six Through Twelve Months . . . . . . . . . . . . . . . . . . . . . . .           9,108,004             5,066,999
Over Twelve Months  . . . . . . . . . . . . . . . . . . . . . . . . . .          11,180,719            11,584,021
                                                                               ------------          ------------
TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 31,841,219          $ 27,213,641
                                                                               ============          ============

   A summary of interest on deposits is as follows:

                                                                    1995             1994                1993
                                                                 ------------     ------------       -------------
Interest-Bearing Demand Deposits  . . . . . . . . . .           $   2,416,615     $  2,709,256       $   2,878,854
Savings   . . . . . . . . . . . . . . . . . . . . . .               1,341,956        1,309,118           1,235,463
Time Deposits of $100,000 or More . . . . . . . . . .               1,621,524        1,249,600           1,064,086
Other Time Deposits . . . . . . . . . . . . . . . . .              10,760,311        7,031,965           6,516,396
                                                                -------------     ------------       -------------
TOTAL . . . . . . . . . . . . . . . . . . . . . . . .           $  16,140,406     $ 12,299,939       $  11,694,799
                                                                =============     ============       =============

NOTE 6 - INCOME TAXES

   As discussed in note 1, effective January 1, 1993, the Company adopted the asset and liability method of accounting for income taxes as required by FASB No. 109, Accounting for Income Taxes. The Company previously used the deferred method to account for income taxes. The Company accounted for this change as the cumulative effect of an accounting change in the 1993 financial statements. The cumulative effect of $225,072 is recognized in the 1993 consolidated statement of income.

   The total provision (benefit) for income taxes in the consolidated statements of income is as follows:

                                                              1995             1994                1993
                                                         --------------    -------------      -------------
CURRENT INCOME TAX EXPENSE
  U.S. Federal  . . . . . . . . . . . . . . .            $  2,064,201     $  1,924,114        $  1,841,861
  State of Florida  . . . . . . . . . . . . .                 371,476          284,551             321,463
                                                         ------------     ------------        ------------
TOTAL CURRENT INCOME TAX EXPENSE  . . . . . .               2,435,677        2,208,665           2,163,324
                                                         ------------     ------------        ------------
DEFERRED INCOME TAX (BENEFIT)
  U.S. Federal  . . . . . . . . . . . . . . . .               (50,761)        (107,909)           (274,392)
  State of Florida  . . . . . . . . . . . . . .                (8,689)         (18,472)            (46,970)
                                                         ------------     ------------        ------------
TOTAL DEFERRED INCOME TAX (BENEFIT) . . . . .                 (59,450)        (126,381)           (321,362)
                                                         ------------     ------------        ------------
TOTAL INCOME TAX EXPENSE  . . . . . . . . . .            $  2,376,227     $  2,082,284        $  1,841,962
                                                         ============     ============        ============


                                                              1995                   1994                    1993
                                                     --------------------     ------------------     -------------------
                                                        AMOUNT       %         AMOUNT        %         AMOUNT        %
                                                     -----------   ------     ---------     ----     ----------    -----
Computed "Expected" Income
  Tax Expense . . . . . . . . . . . . . . . . .       $3,041,696    34.0    $ 2,749,785     34.0     $ 2,487,095    34.0
Interest Income Exempt From
  Federal Income Tax  . . . . . . . . . . . . .         (851,596)   (9.5)      (851,507)   (10.5)       (717,410)   (9.8)
State Income Taxes, Net of
  Federal Income Tax Benefits . . . . . . . . .          239,439     2.7        175,612      2.1         181,165     2.5
Other . . . . . . . . . . . . . . . . . . . . .          (53,312)   (0.6)         8,394       .1        (108,888)   (1.5)
                                                      ----------    ----    -----------     ----     -----------    ----
TOTAL . . . . . . . . . . . . . . . . . . . . .       $2,376,227    26.6    $ 2,082,284     25.7     $ 1,841,962    25.2
                                                      ==========    ====    ===========     ====     ===========    ====

   Deferred tax liabilities (assets) are comprised of the following at December 31:

                                                                                     1995                  1994
                                                                                  -----------          ------------
DEFERRED TAX LIABILITIES
  Depreciation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $   101,148            $    91,466
  Basis Difference on Investment Securities
    Available-For-Sale  . . . . . . . . . . . . . . . . . . . . . . . .            2,225,354                      0
                                                                                 -----------            -----------
GROSS DEFERRED TAX LIABILITIES  . . . . . . . . . . . . . . . . . . . .            2,326,502                 91,466
                                                                                 -----------            -----------
DEFERRED TAX (ASSETS)
  Basis Difference on Investment Securities
    Available-For-Sale  . . . . . . . . . . . . . . . . . . . . . . . .                    0              2,178,067
  Allowance For Loan Losses . . . . . . . . . . . . . . . . . . . . . .              972,369                878,493
  Allowance For Losses on Other Real Estate Owned . . . . . . . . . . .               53,114                 61,633
  Earnings of Real Estate Mortgage Investment
    Conduit (REMIC) . . . . . . . . . . . . . . . . . . . . . . . . . .               50,947                 46,108
  Deferred Expenses Payable . . . . . . . . . . . . . . . . . . . . . .               75,383                 65,835
  Deferred Loan Income  . . . . . . . . . . . . . . . . . . . . . . . .              257,537                290,612
  Deferred Other Income . . . . . . . . . . . . . . . . . . . . . . . .                2,463                      0
                                                                                 -----------            -----------
GROSS DEFERRED TAX (ASSETS) . . . . . . . . . . . . . . . . . . . . . .           (1,411,813)            (3,520,748)
                                                                                 -----------            -----------
NET DEFERRED TAX LIABILITIES (ASSETS) . . . . . . . . . . . . . . . . .          $   914,689            $(3,429,282)
                                                                                 ===========            ============

   The sources of timing differences and the related income tax effect of each of the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                                    1995             1994               1993
                                                                -----------       -----------       ------------
Provision For Loan and Other Real Estate Owned
  Losses For Income Tax Purposes (Less)
  Than For Financial Statement Purposes . . . . . . .         $     (85,357)    $   (153,672)     $     (316,785)
Interest Income Earned on Real Estate Mortgage
  Investment Conduit For Income Tax Purposes
  (Less) Greater Than For Financial Statement
  Purposes  . . . . . . . . . . . . . . . . . . . . .                (4,840)          39,800              39,461
Depreciation Deducted For Tax Purposes Greater
  (Less) Than That Recognized as Expense For
  Financial Statement Purposes  . . . . . . . . . . .                 9,683           (7,709)              1,931
Loan Fee Income Realized For Income Tax
  Purposes Greater (Less) Than For Financial
  Statement Purposes  . . . . . . . . . . . . . . . .                33,075          (15,468)            (35,674)
Other . . . . . . . . . . . . . . . . . . . . . . . .               (12,011)          10,668             (10,295)
                                                             --------------     ------------      --------------
TOTAL . . . . . . . . . . . . . . . . . . . . . . . .        $      (59,450)    $   (126,381)     $     (321,362)
                                                             ==============     ============      ==============

   As a result from gains and losses on sales of securities, income tax expense increased (decreased) by the following amounts: $(27,845) in 1995; $(63,171) in 1994; $167,624 in 1993.

NOTE 7 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS

   For those short-term instruments, the carrying amount is considered a reasonable estimate of fair value.

INVESTMENT SECURITIES

   For marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS RECEIVABLE

   The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSIT LIABILITIES

   The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   For those short-term instruments, the carrying amount is considered a reasonable estimate of fair value.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

   Substantially all of the Bank's commitments to extend credit and standby letters of credit are at variable rates and are subjected to the same credit criteria as for recognized loans receivable. The variable rates ascribed to these commitments to extend credit and standby letters of credit approximate market rates for such instruments. Accordingly, the carrying amount is considered a reasonable estimate of fair value.

   The estimated fair values of the Bank's financial instruments are as follows:

                                                                              DECEMBER 31,
                                                 ------------------------------------------------------------------------
                                                                1995                                 1994
                                                 ---------------------------------     ----------------------------------
                                                     CARRYING            FAIR             CARRYING             FAIR
                                                      AMOUNT             VALUE             AMOUNT              VALUE
                                                 ---------------     -------------     --------------     ---------------
FINANCIAL ASSETS
  Cash and Short-Term
    Investments . . . . . . . . . . . . . . . .     $  15,731,206      $ 15,731,206      $ 14,321,737        $  14,321,737
  Investment Securities . . . . . . . . . . . .     $ 220,278,179      $220,278,179      $206,546,777        $ 203,880,893
  Loans Receivable, Net . . . . . . . . . . . .     $ 223,569,992      $224,812,250      $195,957,855        $ 195,063,705
FINANCIAL LIABILITIES
  Deposits  . . . . . . . . . . . . . . . . . .     $ 416,883,806      $418,838,323      $388,867,122        $ 390,534,696
  Federal Funds Purchased
    and Securities Sold
    Under Agreements to
    Repurchase  . . . . . . . . . . . . . . . .     $   8,497,780      $  8,497,780      $  5,633,216        $   5,633,216
UNRECOGNIZED FINANCIAL INSTRUMENTS
  Commitments to Extend Credit  . . . . . . . .     $  10,726,625      $ 10,726,625      $ 28,728,029        $  28,728,029
  Standby Letters of Credit . . . . . . . . . .     $     747,867      $    747,867      $    630,602        $     630,602

   The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate caps and floors written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors, the contract or notional amounts do not represent exposure to credit loss.
   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.
   Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend for only one year and expire in decreasing amounts through 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds marketable securities, certificates of deposit, securities sold under agreements to repurchase and real estate, as collateral supporting those commitments for which collateral is deemed necessary.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

   In the normal course of business, the Bank has various commitments and contingent liabilities outstanding, such as commitments to extend credit and standby letters of credit which are not reflected in the consolidated financial statements. At December 31, 1995, the Bank had commitments to customers of approximately $747,867 for standby letters of credit, and $24,534,081 for approved lines of credit. Unfunded loan commitments at December 31, 1995, were $10,726,625. No losses are anticipated as a result of these transactions.
   The Bank is involved in legal proceedings primarily concerning the recovery of loans previously charged-off or adequately provided for in the allowance for loan losses. Management, after a review of all litigation with counsel, believes that the resolution of these matters will not have a material effect on the accompanying consolidated financial statements.
   Minimum commitments for rental expenditures under all noncancellable operating leases are presented for future years in the following table:


                                        1996                $ 36,000
                                        1997                  36,000
                                        1998                  36,000
                                        1999                  36,000
                                        2000                  36,000
                                     Thereafter                    0
                                                            --------
                            TOTAL MINIMUM LEASE PAYMENTS    $180,000
                                                            ========

   Rental expense for all operating leases was $35,250, $68,896 and $68,720 in 1995, 1994 and 1993, respectively.

NOTE 9 - STOCKHOLDERS' EQUITY

AVERAGE SHARES OUTSTANDING

   The weighted-average number of shares outstanding during 1995, 1994 and 1993 were 4,052,326, 4,047,643 and 4,050,051, respectively.

REGULATORY MATTERS

   There are no restrictions on the ability of the Company to pay dividends from its retained earnings; however, banking regulations limit the amount of dividends national banks may declare without receiving prior approval from the Comptroller of the Currency. At December 31, 1995, approximately $15,631,901 was available for payment of dividends by the Bank without such approval.
   The Board of Governors of the Federal Reserve System has specified guidelines for purposes of evaluating a bank's capital adequacy. Currently, banks must maintain a minimum primary capital ratio of capital to risk assets of 8.0%. Primary capital includes the Company's stockholders' equity and the allowance for loan losses. At December 31, 1995, the primary capital ratio of capital to risk assets was in excess of 10%.

STOCK OPTION PLAN

   In 1994, the Company adopted a stock option plan for granting nonqualified stock options to specified officers. The nonqualified stock options are granted to the officers provided the Bank meets certain target performance and asset quality criteria. The stock options, after a two-year vesting requirement, are exercisable at a price equal to the book value per share, net of FASB No. 115. The Board normally makes its decision on whether or not to grant the options for a given year in February of the following year, allowing time to review complete financial data and achievement of certain performance criteria. If approved, the options are granted effective the first business day following the end of the year. The option price is the year-end book value, net of FASB No. 115, for the year just completed. Should a grantee retire, the options granted to him or her are exercisable within one year of retirement. In 1995, options for 11,250 shares were granted effective January 2, 1995, based on the Company's performance for the year ended December 31, 1994. The Company follows APB Opinion No. 25, Accounting for Stock Issued to Employees in recognizing stock options. In December 1995, the Board approved a stock option of 6,250 shares for the Chief Financial Officer to be effective starting January 2, 1996. This was done as per discussions with the Chief Financial Officer prior to his employment in March 1995. These options may be earned by the Chief Financial Officer if future performance criteria is met.

NOTE 10 - OTHER EXPENSES

   A summary of other expenses is as follows:

                                                            1995             1994               1993
                                                        -----------       -----------       ------------
Stationery and Supplies . . . . . . . . . . .        $     351,395      $    355,800       $    272,633
Advertising . . . . . . . . . . . . . . . . .              347,955           285,212            275,235
Insurance, Including Regulatory Assessments .              451,705           891,428            836,066
Postage   . . . . . . . . . . . . . . . . . .              228,703           195,433            169,937
Taxes (Other Than Payroll, Real Estate and
  Income Taxes) . . . . . . . . . . . . . . .              266,456           181,760            206,080
Directors' Fees . . . . . . . . . . . . . . .              268,846           265,288            266,167
Trust Department Expense  . . . . . . . . . .              137,060           136,116            118,255
Miscellaneous . . . . . . . . . . . . . . . .              846,028           814,580            785,321
                                                     -------------      ------------       ------------
TOTAL OTHER EXPENSES  . . . . . . . . . . . .        $   2,898,148      $  3,125,617       $  2,929,694
                                                     =============      ============       ============

NOTE 11 - PENSION AND PROFIT SHARING PLANS

   The Bank maintains a noncontributory defined benefit pension and a profit sharing plan covering eligible officers and employees. Profit sharing contributions ($383,000 in 1995, $385,645 in 1994 and $261,991 in 1993) are
determined annually at the discretion of the Board of Directors of the Bank. Effective January 1, 1988, the Bank adopted FASB No. 87, Employers' Accounting For Pensions. Under this statement, pension expense must be accounted for using the projected unit credit method. Net periodic pension expense for the years ended December 31 includes the following components:

                                                            1995              1994              1993
                                                        -----------       -----------       ------------
Service Cost  . . . . . . . . . . . . . . . .        $     278,586      $    255,148       $    224,639
Interest Cost . . . . . . . . . . . . . . . .              180,647           175,201            149,779
Return on Plan Assets . . . . . . . . . . . .             (447,457)           65,955           (111,429)
Amortization of Net Transition Asset  . . . .               (7,823)           (7,283)            (7,283)
Amortization of Prior Service Cost  . . . . .               18,040            18,040             19,989
Amortization of Net Loss (Gain) From
  Earlier Periods . . . . . . . . . . . . . .               54,429            69,363             60,512
Asset Gain (Loss) Deferred  . . . . . . . . .              284,841          (210,725)           (11,112)
                                                     -------------      ------------       ------------
TOTAL PENSION EXPENSE . . . . . . . . . . . .        $     361,263      $    365,699       $    325,095
                                                     =============      ============       ============

   The initial unrecognized asset at January 1, 1988, was $316,896, which is the excess of the fair value of assets over the projected benefit obligation on that date. The initial unrecognized transition asset, as adjusted for any subsequent lump-sum settlements, is being amortized over thirty-one years.
   The Bank's funding policy is to make an annual contribution that will not be less than the minimum required contribution nor greater than the maximum federal income tax deductible limit. The Bank contributed $271,000 for 1995; $362,000 for 1994; and $345,588 for 1993.

         The funded status of the plan at December 31, 1995 and 1994 as determined by consulting actuaries, was as follows:


                                                                                   1995                   1994
                                                                                ----------             ----------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
   Vested . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  2,024,378           $  1,934,126
   Nonvested  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            356,173                259,354
                                                                              ------------           ------------
TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  2,380,551           $  2,193,480
                                                                              ============           ============

ACCRUED PENSION LIABILITY
   Projected Benefit Obligation . . . . . . . . . . . . . . . . . . . .       $ (3,452,703)          $ (3,199,274)
   Fair Value of Plan Assets  . . . . . . . . . . . . . . . . . . . . .          3,242,746              2,548,469
                                                                              ------------           ------------
PROJECTED BENEFIT OBLIGATION (IN EXCESS OF
   OR) LESS THAN PLAN ASSETS  . . . . . . . . . . . . . . . . . . . . .           (209,957)              (650,805)
UNRECOGNIZED NET TRANSITION ASSET . . . . . . . . . . . . . . . . . . .           (167,516)              (174,799)
UNRECOGNIZED NET LOSSES (GAINS) . . . . . . . . . . . . . . . . . . . .            630,757              1,151,651
UNRECOGNIZED PRIOR SERVICE COST . . . . . . . . . . . . . . . . . . . .            177,642                195,682
                                                                              ------------           ------------
PREPAID PENSION COST  . . . . . . . . . . . . . . . . . . . . . . . . .       $    430,926           $    521,729
                                                                              ============           ============

   The expected long-term rate of return on plan assets was 6.00% in 1995, 1994 and 1993, and 9% for the preceding years. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of benefit obligations is presented below for each year.

                                                                          1995              1994               1993
                                                                         ------            ------             ------
Discount Rate . . . . . . . . . . . . . . . .                             6.00%             6.00%              6.00%
Rate of Compensation Increase . . . . . . . .                             5.00%             5.00%              5.00%

   As of December 31, 1995, the assets of the defined benefit plan were invested as follows: 17% in cash and cash equivalents; 34% in U.S. Treasury and government agency debt securities; 11% in taxable obligations of state and political subdivisions; 15% in corporate debt securities; and 23% in equity securities. Five percent of the value of the defined benefit plan's assets is invested in the common stock of the Company.

NOTE 12 -FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
      The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors, the contract or notional amounts do not represent exposure to credit loss.

NOTE 13 - QUARTERLY FINANCIAL DATA (UNAUDITED)

   The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

                                                                                 (IN THOUSANDS)
                                                                               THREE MONTHS ENDED
                                                     --------------------------------------------------------------
1995                                                 DECEMBER 31        SEPTEMBER 30          JUNE 30      MARCH 31
                                                     -----------        ------------       -----------    ---------
Interest Income . . . . . . . . . . . . . . .        $     8,850       $     8,698          $  8,481      $  7,999
Interest Expense  . . . . . . . . . . . . . .             (4,328)           (4,289)           (4,175)       (3,720)
Net Interest Income . . . . . . . . . . . . .              4,522             4,409             4,306         4,279
Provision For Losses
  on Loans  . . . . . . . . . . . . . . . . .                  0              (130)              (95)          (30)
Security Gains (Losses) . . . . . . . . . . .               (103)               26                18           (15)
Net Income  . . . . . . . . . . . . . . . . .              1,802             1,727             1,536         1,505
Earnings Per Share (Shown in dollars) . . . .                .44               .43               .38           .37

                                                                                  (IN THOUSANDS)
                                                                               THREE MONTHS ENDED
                                                     --------------------------------------------------------------
1994                                                 DECEMBER 31        SEPTEMBER 30         JUNE 30      MARCH 31
                                                     -----------        ------------        ----------    --------
Interest Income . . . . . . . . . . . . . . .        $     7,816       $     7,490          $  7,403      $  6,885
Interest Expense  . . . . . . . . . . . . . .              3,418             3,215             2,959         2,863
Net Interest Income . . . . . . . . . . . . .              4,398             4,275             4,444         4,022
Provision For Losses
  on Loans  . . . . . . . . . . . . . . . . .                 77               201               172           150
Security Gains (Losses) . . . . . . . . . . .                (44)                0              (178)           54
Net Income  . . . . . . . . . . . . . . . . .              1,544             1,550             1,539         1,373
Earnings Per Share (Shown in dollars) . . . .                .38               .38               .38           .34

NOTE 14 - MERGER COMMITMENTS

   An Agreement and Plan of Merger, dated October 19, 1995, was signed by the Company in anticipation of acquiring a local financial institution. A due diligence investigation has been completed and a Form S-4 Registration Statement filed with the Securities and Exchange Commission on January 2, 1996, under the Securities Act of 1993. Regulatory approval is pending.

NOTE 15 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

   Condensed financial statements of Citi-Bancshares, Inc. (Parent Company
Only) for the years ended December 31, 1995 and 1994 are presented as follows:

                                  CONDENSED
                                BALANCE SHEETS
DECEMBER 31, 1995 AND 1994 - CITI-BANCSHARES, INC. AND SUBSIDIARY - LEESBURG,
                                   FLORIDA

                                                       ASSETS
                                                                                       1995                      1994
                                                                                   ------------             -------------
Cash    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $   1,792,106             $   1,552,951
Investment in Wholly-Owned Subsidiary,
   at Equity in Underlying Assets . . . . . . . . . . . . . . . . . . .             46,385,177                33,832,787
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 66,427                    50,921
                                                                                 -------------             -------------
TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             48,243,710                35,436,659
                                                                                 =============             =============
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Dividends Payable  . . . . . . . . . . . . . . . . . . . . . . . . .              1,780,963                 1,416,675
   Deferred Compensation  . . . . . . . . . . . . . . . . . . . . . . .                 50,641                    43,728
                                                                                 -------------             -------------
TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . .              1,831,604                 1,460,403
                                                                                 -------------             -------------
STOCKHOLDERS' EQUITY
   Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 41,846                    41,846
   Capital Surplus  . . . . . . . . . . . . . . . . . . . . . . . . . .             11,207,783                11,207,783
   Retained Earnings  . . . . . . . . . . . . . . . . . . . . . . . . .             32,127,992                27,339,017
   (Treasury Stock) . . . . . . . . . . . . . . . . . . . . . . . . . .               (791,924)                 (791,924)
   Unrealized Gains (Losses) on Certain Securities  . . . . . . . . . .              3,826,409                (3,820,466)
                                                                                 -------------             -------------
TOTAL STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . . . .             46,412,106                33,976,256
                                                                                 -------------             -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . .          $  48,243,710             $  35,436,659
                                                                                 =============             =============

                           CONDENSED STATEMENTS OF
                                    INCOME
   DECEMBER 31, 1995, 1994 AND 1993 - CITI-BANCSHARES, INC. AND SUBSIDIARY -
                              LEESBURG, FLORIDA


                                                                         1995               1994                1993
                                                                     ------------       ------------        ------------
INCOME
   Cash Dividends From Subsidiary . . . . . . . . . . . . . .       $  1,683,000       $   1,500,000       $  1,400,000
   Interest . . . . . . . . . . . . . . . . . . . . . . . . .             24,508              21,350             16,798
                                                                    ------------       -------------       ------------
TOTAL INCOME  . . . . . . . . . . . . . . . . . . . . . . . .          1,707,508           1,521,350          1,416,798
                                                                    ------------       -------------       ------------
EXPENSES
   Interest . . . . . . . . . . . . . . . . . . . . . . . . .              3,015               2,856              1,910
   Other Expense  . . . . . . . . . . . . . . . . . . . . . .             54,221              82,866             69,650
                                                                    ------------       -------------       ------------
TOTAL EXPENSES  . . . . . . . . . . . . . . . . . . . . . . .             57,236              85,722             71,560
                                                                    ------------       -------------       ------------
INCOME BEFORE INCOME TAX BENEFIT AND EQUITY IN
   UNDISTRIBUTED EARNINGS OF SUBSIDIARY . . . . . . . . . . .          1,650,272           1,435,628          1,345,238
INCOME TAX BENEFIT RESULTING FROM FILING
   CONSOLIDATED INCOME TAX RETURNS  . . . . . . . . . . . . .             14,152              23,294             19,814
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY  . . . . . . . .          4,905,514           4,546,396          4,363,043
                                                                    ------------       -------------       ------------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . .       $  6,569,938       $   6,005,318       $  5,728,095
                                                                    ============       =============       ============

                            CONDENSED STATEMENTS OF
                                  CASH FLOWS
  DECEMBER 31, 1995, 1994 AND 1993 - CITI-BANCSHARES, INC. AND SUBSIDIARY -
                              LEESBURG, FLORIDA



                                                                         1995               1994                1993
                                                                     ------------       ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income . . . . . . . . . . . . . . . . . . . . . . . .       $  6,569,938       $   6,005,318       $  5,728,095
   Adjustments to Reconcile Net Income to Net
      Cash Provided By Operating Activities:
         Deferred Compensation  . . . . . . . . . . . . . . .              6,913             (15,968)            10,926
         Income From Subsidiary . . . . . . . . . . . . . . .         (4,905,515)         (4,546,396)        (4,363,043)
         Tax Benefit  . . . . . . . . . . . . . . . . . . . .            (14,152)            (23,294)           (19,814)
         Other  . . . . . . . . . . . . . . . . . . . . . . .             (1,354)             (2,816)            87,005
                                                                    ------------       -------------       ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES . . . . . . . . . .          1,655,830           1,416,844          1,443,169
                                                                    ------------       -------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends Paid . . . . . . . . . . . . . . . . . . . . . .         (1,416,675)         (1,254,769)        (1,134,792)
   Purchase of Treasury Stock . . . . . . . . . . . . . . . .                  0                   0            (49,248)
                                                                    ------------       -------------       ------------
NET CASH (USED IN) FINANCING ACTIVITIES . . . . . . . . . . .         (1,416,675)         (1,254,769)        (1,184,040)
                                                                    ------------       -------------       ------------
INCREASE IN CASH  . . . . . . . . . . . . . . . . . . . . . .            239,155             162,075            259,129
CASH, BEGINNING OF YEAR . . . . . . . . . . . . . . . . . . .          1,552,951           1,390,876          1,131,747
                                                                    ------------       -------------       ------------
CASH, END OF YEAR . . . . . . . . . . . . . . . . . . . . . .       $  1,792,106       $   1,552,951       $  1,390,876
                                                                    ============       =============       ============